EXHIBIT 4.13

ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT

Dated as of ____, 2015

by and between

PANASONIC CORPORATION OF NORTH AMERICA,
ACTING THROUGH ITS DIVISION
PANASONIC ENTERPRISE SOLUTIONS COMPANY
(Contractor)

and

Green Earth Developers LLC

(Subcontractor)

NORTH CAROLINA

For Projects Specified in Exhibit G

Article 7 INDEMNITY		36
7.1	Indemnification by Contractor	36
7.2	Indemnification by Customer	36
7.3	LIMITATION OF LIABILITY	37
Article 8 INSURANCE		37
8.1	Customer’s Insurance	37
8.2	Contractor’s Insurance	37
Article 9 REPRESENTATIONS AND WARRANTIES		40
9.1	Organization and Qualification	40
9.2	Power and Authority	40
9.3	No Conflict	40
9.4	Validity and Binding Effect	40
9.5	Contractor Licensed	40
9.6	Contractor Patents	40
9.7	Site Control	40
Article 10 CUSTOMER’S RESPONSIBILITIES		41
10.1	Access to Site	41
10.2	Information Regarding the Site	41
10.3	Permits	41
10.4	Compliance with Laws and Agreements	41
10.5	Cooperation	41
10.6	Data Transmission	41
Article 11 CONTRACTOR WARRANTIES		42
11.1	Warranty of Title	42
11.2	Defect Warranty	42
11.3	Design Warranty	42
11.4	Exclusions	42
11.5	Pass-Through Manufacturers’ Warranties	43
11.6	Warranty Claim Process; Repair or Replace	43
Article 12 CONFIDENTIALITY AND PUBLICITY		44
12.1	Confidentiality	44
12.2	Publicity	45
Article 13 MISCELLANEOUS		45
13.1	Notices	45
13.2	Independent Contractor	45
13.3	Authorized Representatives	45
13.4	Entire Agreement; Amendment	45
13.5	Assignment	45
13.6	No Waiver	46
13.7	Survival	46
13.8	Governing Law	46
13.9	Dispute Resolution	46
13.10	WAIVER OF JURY TRIAL	47
13.11	Execution in Counterparts	47
13.12	Ownership of Designs	47
13.13	Final Drawings	47
13.14	Customer’s Limited License Upon Payment in Full	47

EXHIBITS:

Exhibit A -	Pricing Structure
Exhibit B -	Liquidated Damages Schedule
Exhibit C -	Design Materials Listed Pre-Approved Suppliers and Subcontractors
Exhibit D -	Spare Parts
Exhibit E -	Applicable Permits
Exhibit F -	Subcontractor Scope of Work
Exhibit G -	Project Description
Exhibit H -	Project Schedule
Exhibit I -	System Commissioning and Performance Tests

ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT

This ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT (“Agreement”), dated as of __________ (“Effective Date”), is entered into by and between Panasonic Corporation of North America, acting through its division Panasonic Enterprise Solutions Company, a Delaware corporation, with offices at Two Riverfront Plaza, 5th Floor, Newark, NJ 07102 (“Contractor”) and Green Earth Developers LLC, with main offices located at 547 W. Charles St. Suite 100 Matthews, North Carolina 28105 (“Subcontractor”), (each a “Party” and collectively, the “Parties”).

RECITALS:

WHEREAS, Contractor is developing photovoltaic solar power generating plants (each a “System” and together “Systems”), as more fully described in the Contract Documents (as such term is defined herein) to be located at the Site (as such term is defined herein);

WHEREAS, Contractor wishes to engage Subcontractor to design, construct and install the System at the Site; and

WHEREAS, Subcontractor wishes to provide such design, construction and installation services, all in accordance with the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1
DEFINED TERMS; CONTRACT INTERPRETATION

1.0           Definitions.

“Agreement” has the meaning given to such term in the preamble hereto.

“Applicable Law” means any applicable federal, state or local act, law, statute, ordinance, building code, rule, regulation, Permit, order, judgment, consent or approval of any Governmental Authority having jurisdiction over the Site, the System, or the performance of the Work.

“Applicable NC Tax Credit Statute and Guidance” means North Carolina statute G.S. § 105-129.16A, as amended, and the guidance published by the North Carolina Department of Revenue on September 29, 2015 with respect thereto (entitled “Important Notice Regarding the Delayed Sunset Date for Renewable Energy Projects that are Substantially Completed on or Before January 1, 2016”). Without limiting the generality of the foregoing, the percentage completion of the System shall be determined by the independent engineer that is providing the report with respect to the percentage completion of the System, as required under the foregoing statute, reflecting the following project construction weightings:

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Phases of Construction	Percentage of Project
Design, Engineering & Site Preparation	5%
Posts Installed	20%
Rack Mounted on Posts	15%
Panels Mounted	20%
Inverters/Transformers Set	30%
Underground cables, DC & Med. Voltage	5%
Combiner Boxes and String Wiring	5%
Total	100%

“Authorized Representative” has the meaning set forth in Section 2.7(c).

“Business Day” means any day other than a Saturday, Sunday or a legal holiday in the State in which the Site is located. In the event a time period set forth in this Agreement or the Scope of Work expires on a Day that is not a Business Day, such period shall be deemed to expire on the next Business Day thereafter.

“Change Order” has the meaning set forth in Section 2.7(a).

“Change Order Request” has the meaning set forth in Section 2.7(a).

“Close-out Documents” has the meaning set forth in Section 4.2.

“Commencement Date” means the first date on which Subcontractor commences performance of the Work at any Site.

“Confidential Information” has the meaning set forth in Section 12.1.

“Contract Documents” has the meaning set forth in Section 1.3.

“Contract Price” has the meaning set forth in Section 5.1.

“Contractor” has the meaning set forth in the preamble hereto.

“Contractor Hazardous Materials” has the meaning set forth in Section 2.10.

“Contractor Parties” has the meaning set forth in subsection (a) of Section 1.1

“Contractor Taxes” means any and all Taxes imposed under Applicable Law in respect of the income or gross income of Contractor, the Contractor’s office location or Contractor’s employment of its employees.

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“Contractor Caused Delay” means any delay caused by any breach by Contractor of the terms and conditions of this Agreement, the unexcused failure by Contractor to perform its obligations hereunder or Contractor’s negligence or willful misconduct.

“Contractor Financing Parties” means (a) any and all third party lenders (that is, unaffiliated with Contractor) providing senior or subordinated construction, interim or long-term debt financing or refinancing to Contractor, including without limitation, pursuant to a sale- leaseback financing; and/or (b) any and all third party equity investors (that is, unaffiliated with Contractor), directly or indirectly, in Contractor providing tax equity investment or leveraged lease-financing or refinancing; in each case in connection with the System, and, in each case, any trustee or agent acting on behalf of such lenders or investors

“Contractor Indemnified Parties” has the meaning set forth in Section 7.1(a).

“Contractor Permits” means the Permits for which Contractor is responsible, as specified in the Scope of Work in addition to any other permits not specified in the Scope of Work that may be required for the siting, ownership, operation or maintenance of the System

“Contractor Person” has the meaning set forth in Section 2.7(c).

“Customer” for each System has the meaning set forth in the respective Project Agreements and listed in Exhibit G.

“Day” means a calendar day unless it is specified that it means a Business Day.”

“Defect Warranty” means the warranty provided by Subcontractor pursuant to Section 11.2.

“Design Materials” means the System and System component description, mechanical and electrical drawings, detailed Project Schedule and related documents attached as Exhibit C and submitted or to be submitted, including any amendment/modification made thereto pursuant to Section 2.7, in connection with any System after the Effective Date as contemplated in Section 2.2.

“Design Warranty” means the warranty provided by Subcontractor pursuant to Section 11.3

“Disclosing Party” has the meaning set forth in Section 12.1

“80% Completion Condition” has the meaning set forth in Section 4.3(j).

“Effective Date” means the date set forth in the preamble hereto

“Environmental Laws” means any and all Applicable Laws and Permits issued, promulgated or entered into by any Governmental Authority relating to the environment or the treatment, storage, disposal, management, release or threatened release of Hazardous Materials, in each case as in effect on the date hereof and as may be issued, promulgated or amended from time to time.

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“Environmental Reports” means the Phase I environmental site assessment(s) with respect to the Site or any other written materials addressing environmental conditions at the Site listed in Schedule 10.2 attached to this Agreement.

“Expected Capacity” means the monthly AC generation values set forth in Table 1 of Exhibit I attached hereto

“Final Completion” means satisfaction by Contractor or waiver by Contractor of all of the conditions for Final Completion set forth in Section 4.4

“Final Completion Date” has the meaning set forth in Section 4.1

“Final Completion Deadline” has the meaning set forth in Section 2.3.

“Final Completion Notice” means the notice that shall be issued by Contractor upon Final Completion as provided in Section 4.1.

“Final Designs” has the meaning set forth in Section 2.2 (c).

“Force Majeure Event” means any event, condition or circumstance or combination thereof that adversely affects or causes delay in or failure of performance by either Party of its obligations under this Agreement or, in the case of Subcontractor, increases its costs to complete the Work to an extent that causes material harm, such event, condition or circumstance:

(a) is beyond the reasonable control of the affected Party;

(b) is not the result of any willful misconduct, negligent acts, omissions or fault of the affected Party (or any third party over whom the affected Party has control, including, in the case of Subcontractor, any Sub- subcontractor or vendor, except to the extent that the performance by such Sub-Subcontractor or vendor would itself be excused as a result of Force Majeure Event if such performance were undertaken directly by Subcontractor); and

(c) the effects of which cannot reasonably be prevented, overcome or avoided by the exercise of due diligence in observance of Industry Standards by the affected Party. The following (to the extent consistent with the foregoing) are examples of Force Majeure Events: Unforeseen Site Conditions; acts of God; act of war, rebellion, sabotage or terrorism; fires, floods, explosions, hurricanes, typhoons, winds in excess of ninety (90) mph, tsunamis, volcano eruptions, earthquakes, tornados excessive rain that makes work on the site impractical, or other extreme unanticipated natural conditions; industry-wide or non-Site specific strikes; and compliance with an order or request of any Governmental Authority and acts or omissions of any Governmental Authority after the Effective Date (including the adoption or change in any Applicable Law and, despite such Party’s reasonable and diligent efforts to obtain Permits, delays in permitting).

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Notwithstanding the foregoing, the following shall not constitute a “Force Majeure Event” for the purposes of this Agreement:

(i)	inability or failure by a Party to make payment for any reason, including economic hardship or lack of funds,
(ii)	failure by a third party to perform, except to the extent that the performance by such third party would itself be excused as a result of Force Majeure Event,
(iii)	non-industry- wide strikes or other labor actions, and
(iv)	labor, materials, supplies or equipment shortages or late deliveries, except to the extent that the shortage or late delivery is itself caused by a Force Majeure Event.

“Geotech Report” means the geotechnical report or reports of the sites furnished by Contractor to Subcontractor.

“Governmental Authority” means any federal, state, local or other governmental, regulatory or judicial agency, authority, public utility, or other entity having legal jurisdiction over the Site or the System.

“Hazardous Material” means all pollutants, contaminants and chemicals and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances (and materials and substances containing or contained by the foregoing) subject to regulation, control or remediation under applicable Environmental Laws.

“Industry Standards” shall mean those standards of care and diligence normally practiced by an experienced solar engineering, construction and installation firms in performing services of a similar nature in the United States of America and in accordance with good engineering design practices, applicable Permits, and other standards established for the Work. Industry Standards are not intended to be limited to the optimum method to the exclusion of all others, but rather to include a spectrum of reasonable and prudent methods. In the event of any conflict between the terms of this Agreement and Industry Standards, the terms of this Agreement shall control over any inconsistent Industry Standards.

“Insolvency Event” with respect to a Person means such Person becomes insolvent, or institutes or has instituted against it a case under Title 11 of the United States Code, is unable to pay its debts as they mature or makes a general assignment for the benefit of its creditors, or if a receiver is appointed for the benefit of its creditors, or if a receiver is appointed on account of insolvency.

“Limited Notice to Proceed” has the meaning set forth in Section 2.3.

“Liquidated Damages Schedule” means the schedule of liquidated damages attached hereto as Exhibit B.

“Measured Capacity” means the actual AC generation capacity for each System or the Systems, as defined in Section 5.3 of Exhibit I.

“Mechanical Completion” means satisfaction by Contractor or waiver by Customer of all of the conditions for Mechanical Completion set forth in Section 4.3.

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“Mechanical Completion” shall have the meaning as set forth in Section 4.3.

“Mechanical Completion Date” has the meaning set forth in Section 2.3.

“Mechanical Completion Notice” means the notice that shall be issued by Contractor upon Mechanical Completion as provided in Section 4.1.

“Notice to proceed” has the meaning set forth in Section 2.3.

“O&M Agreement” means the Operations and Maintenance Agreement between Customer and Contractor entered into on or about the date hereof.

“Parties” means Contractor and Subcontractor collectively, and each of them may be referred to as a “Party.”

“Performance Target” for each System means 100% of the Expected Capacity, as defined herein and more fully described in Table 1 of Exhibit I attached hereto; in connection therewith, “Acceptable Performance Target” shall mean 97% of the Performance Target, and (y) “Minimum Performance Target” shall mean 94% of the Performance Target.

“Permit“ means any federal, state, regional or local license, authorization, certification, filing, recording, permit or other approval with or of any Governmental Authority, including any environmental, construction or operating permit that is required by Applicable Law or that is otherwise necessary for the performance of the Work.

“Person” means any individual, corporation, partnership, company, joint venture, association, trust, unincorporated organization or Governmental Authority.

“Progress Billing” means an invoice submitted to Contractor by Subcontractor on the 15th or 30th day of each calendar month (or, if such a date is a holiday, then the first Business Day thereafter) (each a “Billing Date”) for Work performed hereunder and not previously invoiced through the Billing Date.

“Progress Payment” means payment for any Progress Billing rendered in accordance with this Agreement. All Progress Payments shall be made on or prior to the 30th day following the Billing Date (or the first Business Day thereafter if such date is not a Business Day) to which it pertains. 10% retention will be held on such billings. Retention will be released no later than fifteen (15) days after Final Completion as defined in Section 4.5 of this agreement.

“Project” means those certain Systems to be installed at the sites described in Exhibit G, each a “Site” and collectively “Sites”..

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“Project Agreements” means

(a)	the power purchase agreement (or similar arrangement) with the off-taker to which Customer or the Project Company, as applicable, is a party;
(b)	the lease(s), easement(s), access agreements, crossing agreements or other similar real property arrangements with respect to the Sites to which Customer or Project Company, as applicable, is a party, in each case in connection with the System and that has been provided to Contractor prior to the Effective Date (or if not in place as of the Effective Date, reasonably in advance of the Notice to Proceed);
(c)	the Environmental Report(s) (or similar agreement) with respect to the Sites to which Customer or Project Company, as applicable, is a party, in each case in connection with the Systems;
(d)	Interconnection Agreement for the Systems between applicable public utility to which Customer or the Project Company, as applicable, is a party;
(e)	any Conditional Use Permit (or similar agreement) with respect to the Sites to which Customer or Project Company, as applicable, is a party, in each case in connection with the System

“Project Company” means each of companies set forth in Exhibit G.

“Project Schedule” means the schedule for the performance of the Work by Subcontractor, set forth in Exhibit H, as related to the Scope of Work, and further defined and read in conjunction with Section 2.3 hereunder.

“Punch List” has the meaning set forth in Section 4.2.

“Receiving Party” has the meaning set forth in Section 12.1.

“Scope of Work” means the scope of work attached as Exhibit F, which comprises the layout, specifications, description, Work, materials, Project Schedule, Permits, Contract Price and all other information necessary to design, engineer and construct the Systems at the Sites and perform all of the Work with respect thereto compliant with Exhibit I, and the Design Materials.

“Specifications” means the specifications with respect to each System, as set forth in the Scope of Work and as provided in the Design Materials.

“Subcontractor” has the meaning given to such term in the preamble hereto.

“Subcontractor Indemnified Parties” has the meaning set forth in Section 7.2.

“Subcontractor Permits” means the Permits for which Subcontractor is responsible, as specified in the Scope of Work in addition to any other permits not specified in the Scope of Work that may be required for the construction of the System.

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“Subcontractor Taxes” means any and all Taxes imposed under Applicable Law in respect of the income or gross income of Subcontractor, the Subcontractor’s office location or Subcontractor’s employment of its employees.

“Subcontractor Warranty” means the Defect Warranty and the Design Warranty.

“Sub-Subcontractor” means any Person retained, directly or indirectly, by Subcontractor in each case as an independent contractor to perform services for Subcontractor in discharge of a portion of the Work, excluding Suppliers.

“Substantial Completion” means satisfaction by Subcontractor & Contractor or waiver by Customer of all of the conditions for Substantial Completion set forth in Section 4.4.

“Substantial Completion Date” has the meaning set forth in Section 4.1.

“Substantial Completion Deadline” has the meaning set forth in Section 2.3.

“Substantial Completion Notice” means that notice provided by Subcontractor certifying that the System has achieved Substantial Completion as provided in Section 4.1.

“Supplier” means a Person of any tier of supply that supplies equipment or materials and is not supplying services to Subcontractor at the Site in discharge of a portion of the Work.

“System” means any solar photovoltaic system identified in the Scope of Work compliant with Exhibit I (together “Systems”).

“System Commissioning Tests” means the tests described in Exhibit I attached to this Agreement, conducted with respect to the commissioning of any System in accordance with Exhibit I attached to this Agreement.

“System Performance” means the actual performance and reliability, including without limitation the Measured Capacity, of any System.

“System Performance Tests” means the tests procedures and methods described in Exhibit I attached to this Agreement, conducted with respect to the determination of performance Measured Capacity and reliability of any System, in accordance with Exhibit I attached to this Agreement.

“Taxes” means any and all taxes, charges, duties, imposts, levies and withholdings imposed by any Governmental Authority, including sales tax, use tax, income tax, withholding taxes, corporation tax, franchise taxes, margin tax, capital gains tax, capital transfer tax, inheritance tax, value added tax, customs duties, capital duty, excise duties, betterment levy, stamp duty, stamp duty reserve tax, national insurance, social security or other similar contributions, and any interest, penalty, fine or other amount due in connection therewith, but not including costs payable to a Governmental Authority incurred in connection with the application for and issuance of any applicable Permit.

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“Unforeseen Site Conditions” means

(a)	any geological or geotechnical conditions at the Site that are not disclosed in the Geotech Report(s) or
(b)	any other special conditions at the Site that are not disclosed in any other report(s) or account(s) that are made available by Contractor or Customer to this Subcontractor in connection thereto, or that a reasonably prudent contractor undertaking construction of a solar facility similar to the Work would not have discovered in the course of a reasonable investigation of the Site prior to commencement of construction,

“Work” has the meaning set forth in Section 2.1.

“Work Product” has the meaning set forth in Section 13.11.

1.2              Rules of interpretation. Unless otherwise manifestly required by the context in which any term appears:

(a)              Capitalized terms used in this Agreement shall have the respective meanings set forth in this Section 1;

(b)            The singular shall include the plural and vice versa;

(c)             The word “including” (or “include”) shall mean “including, without limitation,” in all instances;

(d)             Reference’s to “Sections”, “Schedules” and “Exhibits” shall be to sections, schedules and exhibits of this Agreement;

(e)             The words “herein”, “hereof” and “hereunder” shall refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular section or subsection hereof (or such certificate or document); and

(f)             Reference’s to this Agreement shall include a reference to all schedules and exhibits hereto, as the same may be amended, modified or supplemented from time to time,

(g)            Word’s “shall” and “will” have the same meaning;

(h)            Reference’s to any Person include that Person’s successors and assigns (without affecting any limitations, restrictions or prohibitions on assignment);

(i)             “or” is used in the inclusive sense of “and/or”; and

(j)            Headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

1.3              Contract Documents. The “Contract Documents” consist of the following documents:

(a)     All written, executed and effective modifications, amendments, including without limitation the Final Designs, and all written and effective Change Orders to this Agreement;

(b)    this Agreement;

(c)    all Exhibits attached hereto; and

(d)     the Design Materials after the same have been approved pursuant to Section 2.2.

1.4              Conflicting Provisions. In the event of any conflict or inconsistency between any of the Contract Documents, the document appearing higher in the list of Contract Documents set forth in Section 1.3 (where applicable) will prevail and be given priority. Subject to the foregoing, the several documents and instruments forming part of this Agreement are to be taken as mutually explanatory of one another and in the case of ambiguities or discrepancies within or between such parts the same will be explained and interpreted, if possible, in a manner which gives effect to each part and which avoids or minimizes conflicts among such parts. No oral representations or other agreements have been made by the Parties except as specifically stated in the Contract Documents.

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ARTICLE 2
THE WORK

2.1             Scope of Work / Price.

(a)           Subcontractor shall provide, on a turnkey basis and at the price set forth in Section 5.1(a) of this Agreement, all professional design and engineering services, equipment procurement not furnished by owner, supervision, labor, materials, supplies, equipment, tools, construction equipment and machinery, utilities, transportation, and procurement of Subcontractor Permits in conformity with the Scope of Work compliant with Exhibit I, and other facilities, items and services, in each case to the extent necessary to design, install, procure, construct and complete the System in accordance with the Specifications and the Contract Documents (the “Work”).

(b)           Subcontractor shall have the responsibility for and sole control over the engineering, design and construction means, methods, techniques, sequences, and procedures and for coordination of all portions of the Work unless and to the extent otherwise provided herein. Subcontractor and its Sub-Subcontractors will perform all Work efficiently and with the requisite expertise, skill, competence, resources and care to satisfy the requirements of the Contract Documents, the Project Agreements, Industry Standards and all Applicable Law in effect at the time the Work is performed.

(c)          While performing the Work at the Site, Subcontractor will comply with the safety, access and operational restrictions established by the Customer, or if Customer leases the Site from a third party, by the owner of the Site pursuant to the applicable Project Agreement (or any other applicable offtake agreement, lease or similar agreement), a copy of which is attached hereto as Exhibit F and any other requirements imposed by Applicable Law.

2.2              Design.

(a)          Subcontractor shall perform design and engineering services, using qualified architects, engineers and other professionals approved by Contractor.

(b)         Subcontractor shall prepare and submit to Contractor all designs, drawings and specifications for each System and other work required to prepare the Sites as necessary for completion of the Work, in accordance with the Scope of Work set forth in Exhibit F attached hereto.

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(c)          Contractor shall promptly review the documents so submitted and provide any comments in writing to Subcontractor within ten (10) Business Days after receipt of the documents. If Subcontractor determines, in its reasonable judgment, that one or more of Contractor’s comments are not consistent with the Scope of Work or that incorporating such comments in the Specifications would increase the Contract Price or adversely (from Subcontractor’s standpoint) affect the Project Schedule or affects Subcontractor’s ability to provide the Warranties or to comply with any other provision of this Agreement, Subcontractor shall promptly (but in any event within ten (10) Business Days) notify Contractor of Subcontractor’s objections or concerns regarding such comments. Contractor and Subcontractor shall use commercially reasonable efforts to resolve their differences at the earliest possible date (but in any event within ten (10) business days) as to the comments not agreed to by the Parties. Subcontractor shall incorporate Contractor’s comments, to the extent agreed upon by the Parties or such comments are determined to be reasonable following resolution of the dispute, into the final designs, drawings and specifications, as applicable. Such final designs, drawings, and specifications, provided they are acceptable to Contractor (the “Final Designs”), shall be part of the Contract Documents used for the Work and, if and to the degree that such Final Designs are inconsistent with the Specifications, the Final Designs shall constitute an amendment to the Specifications. Subcontractor shall make best efforts to inform Contractor in writing of material deviations from the original Contract Documents that are included in the Final Designs prior to Contractor’s approval thereof. If Contractor fails to provide comment on designs, drawings and specifications within ten (10) Business Days of submission by Subcontractor, documents shall be deemed accepted.

(d)          Subcontractor shall not be relieved of responsibility for deviations from requirements of the Contract Documents by Contractor’s approval of the designs, drawings, specifications, or similar submittals unless Subcontractor has specifically informed Contractor, in writing or in the submittal(s), of such deviation at the time of the submittal and Contractor has given written approval of the deviation or failed, within ten (10) Business Days after such submittal, to provide a written objection to such deviation by Subcontractor.

(e)          Subcontractor will maintain a current, complete set of drawings and Specifications at the Site;

(f)           Subcontractor represents and warrants to Contractor that all design services performed by Subcontractor and its Sub-subcontractors will be performed in accordance with the standard of care and skill accepted for the design of solar power generation facilities in the state where the Site is located during the relevant period of time. Any professional services to be performed as part of the Work for which Applicable Law requires a license or registration will be performed by duly licensed or registered personnel; and

(g)          Subject to Section 2.2(c) and 2.2 (d) above, with respect to design and engineering, no review of, approval of, or comments on, any information provided to Contractor by Subcontractor or any Sub-subcontractor, and no failure by Contractor to review or comment on any such information, shall be deemed to be an acceptance of the Work or any portion thereof by Contractor, nor to cause a transfer of responsibility for such information to Contractor. Failure of Contractor or its representatives to discover errors or omissions in information that it has reviewed, or to inform Subcontractor that Sub-subcontractors or others are not in compliance with the information, or to direct or enforce procedures for complying with such information, shall not relieve Subcontractor from its sole responsibility to perform and complete the Work in accordance with the Contract Documents.

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2.3            Project Schedule. Without affecting the right of Subcontractor to enter or access the Site for the purpose of conducting diligence activities, and without affecting design or engineering activities to be performed off Site prior to the commencement of physical work at the Site, Subcontractor shall not commence performance of the Work at the Site until Contractor gives written notice to Subcontractor authorizing it to commence (the “Notice to Proceed” or “NTP”). At any time following the Effective Date and before issuance of the NTP, Contractor may at Contractor’s sole discretion, issue to Subcontractor a limited notice to proceed (“Limited Notice to Proceed” or “LNTP”). Subcontractor shall perform its obligations under this Agreement in a diligent and expeditious manner and use its commercially reasonable efforts to perform the Work in conformity with the Project Schedule. Subcontractor shall promptly notify Contractor in writing of any event or circumstance that may materially adversely impact the Project Schedule and, to the extent the impact is not due to a Force Majeure Event, Unforeseen Site Condition or a Contractor Caused Delay, Subcontractor shall, at its expense, be responsible for taking all commercially reasonable actions, including the addition of manpower or extended work schedules or the procurement of additional equipment, supplies or manpower, necessary to alleviate adverse impacts therefrom, including without limitation a failure to meet the respective deadlines for Mechanical and Substantial Completion of each System. Subject to a Force Majeure Event or Contractor Caused Delay, the Mechanical Completion Dates for each System shall be no later than the dates shown in Item 11 of Exhibit F (each a “Mechanical Completion Deadline”); provided that the 80% Completion Condition shall have been achieved no later than December 31, 2015, the Substantial Completion Dates for each System shall be no later than the dates shown in Item 11 of Exhibit F (each, a “Substantial Completion Deadline”); and the Final Completion Dates shall be no later than the dates shown in Item 11 of Exhibit F (each, a “Final Completion Deadline”).

2.4          Progress Meetings. Subcontractor shall arrange and conduct progress meetings with Customer and Contractor at least every two weeks following the Commencement Date or otherwise as agreed between the Parties.

2.5           Standard of Performance. Subcontractor shall cause the Work to be performed in compliance with the Contract Documents, the Project Agreements, Industry Standards, and Applicable Law. Work that is required under Applicable Law to be performed by licensed personnel shall be performed by duly licensed personnel.

2.6          Subsidies; Incentives; Tax Credits.

(a)           Subcontractor shall provide reasonable assistance and cooperation to Contractor in the preparation and submittal of all necessary applications or other documentation necessary for Contractor to participate in any subsidy, rebate or other incentive program offered with respect to the System by any public utility or Governmental Authority, including by providing to the Contractor for use by the Contractor or its designee, to the extent such information is reasonably available to Subcontractor without incurring undue cost or burden the following: (i) a written confirmation of the nameplate capacity of the System, and (ii) a cost breakdown of all charges of Subcontractor’s actual construction and procurement costs (provided that Subcontractor shall submit such cost breakdowns in good faith but shall bear no responsibility for the calculation of cost basis). Subcontractor shall attend all Site verification visits conducted by the applicable public utility or Governmental Authority and shall provide reasonable assistance and cooperation to Contractor in satisfying the requirements of any subsidy, rebate or other incentive program offered with respect to the System. Subcontractor’s obligations under this Section shall expire on the first anniversary of Substantial Completion of the System unless this Agreement is terminated earlier in accordance with the terms hereof.

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(b)                                        The Parties acknowledge and agree that any benefits payable under any Subsidy, rebate or other incentive program offered with respect to the System by any public utility or Governmental Authority or any tax credits associated with the ownership of the System will be paid directly to, or shall be retained by, Contractor. Subcontractor makes no representation or warranty as to the amount or availability of any subsidy, rebate or other incentive with respect to the System or tax credit or tax benefit or any other incentives or credits available or perceived or believed to be available from any utility, Governmental Authority or any other Person, and assumes no responsibility or liability in connection therewith. Contractor shall be solely responsible for determining the availability of any such subsidy, rebate or other incentive or tax credit or tax benefit (or other incentive) related to the System and negotiating with, or obtaining payment in respect thereof from, any utility or Governmental Authority.

2.7              Change Orders.

(a)          Generally. Each Party may, upon Notice to the other Party, request a Change to the Specifications, the Work, or the System by issuing a written request (the “Change Order Request”) which shall include:

(i)	A reference to this Agreement,
(ii)	The requested change to the Work, including the particular portion of the Work or Specification to be modified and
(iii)	The effects (if any) of the Change Order Request, if agreed and implemented, on the Project Schedule, the Contract Price or, in the case of a Change Order Request by Contractor, other Subcontractor obligations under this Agreement. A “Change Order” means a written change to the Specifications, the Work, or the System that has been executed by both Contractor and Subcontractor in accordance with this Agreement (or that is required to be so executed pursuant to the terms hereof).

(b)         Change Order Costs and Pricing.

(i)	If a Change Order Request contemplates a change in Contract Price, but no change in the size (in MW) of the System, such changes shall be calculated using the methodology consistent with the Parties’ determination of the Lump Sum.

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(ii)	If a Change Order Request contemplates a change in Contract Price due to an increase in size (in MW) of the System, the Contract Price shall be proposed by Subcontractor and agreed to by the Parties in accordance with this Section 2.7.

(iii)	If a Change Order Request contemplates a change in Contract Price due to a decrease in size (in MW) of the System, the Contract Price shall be proposed by Contractor and agreed to by the Parties in accordance with this Section 2.7.

(c)         Subcontractor Change Order Request. Subject to the limitations set forth, herein, Subcontractor shall be entitled to a Change Order to the extent of any actual and demonstrable impact to Subcontractor regarding the Work only upon the occurrence of any of the following:

(i)	any or all of the Work is delayed, suspended or accelerated by Contractor or any Person acting for or on behalf of Contractor (not including Subcontractor and any of its Sub-subcontractors or suppliers) (such Persons, together with Contractor, “Contractor Persons”), including Contractor’s failure to issue the Commencement Notice on or before the date specified for the Commencement Notice on the Project Schedule, other than by Contractor’s proper exercise of its rights under this Agreement related to default or failure to perform by Subcontractor, such as the exercise by Contractor of the right to have defective or non-conforming work corrected or re-executed;

(ii)	any breach by Contractor or any Contractor Person of the terms and conditions of this Agreement or the unexcused failure by any Contractor Person to perform its obligations hereunder;

(iii)	Subcontractor is not permitted access to the Site, including pursuant to the Project Agreements, except where Site access is prohibited due to Subcontractor’s breach of this Agreement;

(iv)	a change in Applicable Law occurring after the Effective Date that materially affects Subcontractor’s performance hereunder and the Scope of Work other than a change in Applicable Law which generally affects all of Subcontractor’s or its Subcontractors’ operations

(v)	the occurrence or effect of a Force Majeure Event (including the discovery of any Unforeseen Site Condition), as provided in Section 2.11 below, including Work required or expenses or costs incurred in connection with mitigating the effect of a Force Majeure Event; or to the extent it has the effect of delaying Work or increasing Subcontractor’s costs, or both, (i) breach by Contractor, Customer or the Project Company, as applicable, of its obligations under any of the Project Agreements, or (ii) amendment, modification or waiver of any Project Agreement (not expressly consented to by Subcontractor in writing); provided, that, in all cases, Subcontractor shall use commercially reasonable efforts, at no cost to Subcontractor, to overcome or mitigate the effects of such occurrence, including through reasonable reallocation of its personnel and resequencing of the Work. Notwithstanding anything to the contrary in this Section 2.7(c), the Subcontractor shall be entitled to an increase in the Contract Price pursuant to a Change Order resulting from the occurrence of events or circumstances provided for in clause (iv) or clause (v) of Section 2.7(c) only to the extent of the excess of the amount by which the Contract Price would, but for this paragraph, be increased as a result of the occurrence of events or circumstances provided for in clause (iv) or clause (v) of this Section 2.7.

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(d)            Procedure.

(i)	If Subcontractor is entitled to a Change Order pursuant to clause (c) above, Subcontractor shall submit a Change Order Request to Contractor for its review and approval within seven (7) Days of the date Subcontractor becomes aware of the facts and circumstances that permit Subcontractor to request a Change Order. Within five (5) Business Days after receipt of a Change Order Request and all accompanying information necessary to support and evaluate the Change Order Request from Subcontractor, Contractor shall either (i) execute and deliver such Change Order as provided by Subcontractor or (ii) request that certain amendments or modifications be made to such Change Order Request or request additional information required by Contractor for evaluation of the Change Order Request. Any Change Order Request that proposes an increase in the Contract Price must be accompanied by documentation supporting the amount of the proposed increase. Except in the case of an emergency, Work related to any Change Order Request shall not be performed until a Change Order is executed by both Parties (provided that any delay in executing a Change Order to which Subcontractor is entitled hereunder beyond the five (5) Business Day period referenced above may itself give rise to additional compensation or schedule relief for Contractor). If Contractor timely requests amendments or modifications to the Change Order Request, the Parties shall negotiate in good faith in an attempt to agree on the terms of a Change Order. All executed Change Orders are hereby incorporated by reference into this Agreement and the Scope of Work.

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(ii)	If Contractor is entitled to a Change Order pursuant to clause (b)(iii) above, Contractor shall submit a Change Order Request to Subcontractor for its review and approval within seven (7) Days of the date Contractor becomes aware of the facts and circumstances that permit Contractor to request a Change Order. Within five (5) Business Days after receipt of a Change Order Request and all accompanying information necessary to support and evaluate the Change Order Request from Contractor, Subcontractor shall either (i) execute and deliver such Change Order as provided by Contractor or (ii) request that certain amendments or modifications be made to such Change Order Request or (iii) request additional information required by Subcontractor for evaluation of the Change Order Request. Any Change Order Request that proposes a decrease in the Contract Price must be accompanied by documentation supporting the amount of the proposed decrease. Except in the case of an emergency, Work related to any Change Order Request shall not be performed until a Change Order is executed by both Parties (provided that any delay in executing a Change Order to which Contractor is entitled hereunder beyond the five (5) Business Day period referenced above may itself give rise to additional compensation or schedule relief for Contractor). If Subcontractor timely requests amendments or modifications to the Change Order Request, the Parties shall negotiate in good faith in an attempt to agree on the terms of a Change Order. All executed Change Orders are hereby incorporated by reference into this Agreement and the Scope of Work.

(e)           Equitable Adjustment. If the Parties cannot agree on the cost or any other term or condition of a Change Order Request, Subcontractor shall have no obligation to implement the Change Order if such Change Order Request was requested by Contractor. Subcontractor shall provide all documentation reasonably requested by Contractor for the review of any Change Order Request and, to the extent Contractor determines Subcontractor is entitled to such Change Order Request, it shall pay such additional amounts to Subcontractor. In the event the Parties disagree on Subcontractor’s right or Contractor’s right to such a Change Order or the amount of such Change Order, the Parties shall meet and discuss such equitable adjustment Change Order in good faith; provided, however, Subcontractor shall not be eligible to claim or receive a Change Order if based on any fault, error or omission of Subcontractor or Subcontractor’s breach of this Agreement.

(f)           Emergencies. In any emergency affecting the safety of persons or property, Subcontractor will take commercially reasonable steps to prevent threatened damage, injury or loss. Subcontractor will notify Contractor of the emergency as soon as practicable and in any event within 48 hours after Subcontractor becomes aware of the emergency. The notice to Contractor will describe the emergency in detail, including a reasonable estimation of its expected duration and impact, if any, on the performance of Subcontractor’s obligations hereunder. Any change in the Contract Price or the Project Schedule on account of the emergency work will be determined as provided in this Section 2.7.

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(g)           Change Order Disputes. If the Parties are unable to reach agreement on a Change Order, or the effects (if any) on the Project Schedule, Contract Price or, in the case of a Change Order Request by Contractor, other Subcontractor obligations under this Agreement, then either Party may submit the matter to dispute resolution pursuant to Section 13.9. Subcontractor shall not suspend, in whole or in part, performance of this Agreement during any dispute over any Change Order other than with respect to the Work that is the subject of the Change Order. Contractor shall continue to pay undisputed amounts.

2.8               Work Site Supervision; Safety; Maintenance of Site.

(a)          Subcontractor shall supervise and direct all Work performed hereunder, and shall be solely responsible for and have exclusive control over the means, methods, techniques, sequences and procedures employed, subject to the terms and conditions of the Contract Documents.

(b)          Subcontractor will, in accordance with Industry Standards, undertake security measures at the Site at all times during the term of this Agreement to prevent vandalism, theft and danger to the Site and personnel working at the Site. Subcontractor will, in accordance with Industry Standards, conduct its operations in a manner so as to minimize the risk of loss, theft or damage to the Site and the System, and shall repair or replace any damage or loss to the Site or the System arising from its failure to comply with this Section 2.8(b).

(c)          Subcontractor shall keep each Site reasonably free of materials and accumulation of waste caused by the Work (to the extent generated by Subcontractor or anyone under Subcontractor’s direct control) to permit Subcontractor to perform the Work efficiently, safely and without interfering with the use of adjacent portions of the Site or adjacent properties. Reasonably promptly after Substantial Completion of the System, Subcontractor shall remove from the Site all waste, tools and equipment introduced to the Site by Subcontractor (other than tools and equipment required for achievement of Final Completion).

(d)           Subcontractor shall comply with all Site rules and regulations and shall maintain the Site and conduct the Work in a manner that does not violated the Project Agreements or adversely affect or interfere in any material respect with the operations of any adjacent or nearby business or property.

2.9           Delay. If Subcontractor’s performance hereunder is delayed by any event or circumstance described in clause (c) of Section 2.7, Subcontractor shall not be deemed in breach of this Agreement and shall be entitled to a Change Order in accordance with Section 2.7. Subcontractor shall use reasonable diligence to avoid or minimize the cause of such delay and shall, as soon as practicable, notify Contractor thereof.

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2.10         Hazardous Materials.

(a)         Subcontractor Hazardous Materials. Subcontractor shall have no responsibility for detection, abatement, remediation, removal or disposal of any Hazardous Material, except for (i) any release, disturbance or discharge of any Hazardous Materials existing at the Site on, prior to, or after the Effective Date to the extent Subcontractor (or Subcontractor’s Sub subcontractors, Suppliers, agents or other parties acting on behalf of Subcontractor) negligently or willfully causes them to be released, disturbed or discharged, or (ii) all Hazardous Materials brought onto, created at or introduced to the Site by Subcontractor (or Subcontractor’s Sub- subcontractors, Suppliers, agents, or other parties acting on behalf of Subcontractor) (clauses (i) and (ii) collectively, “Subcontractor Hazardous Materials”). In the event that Subcontractor becomes aware of the presence of, or exposure of persons to, any Hazardous Material at the Site, Subcontractor shall inform Contractor by Notice as soon as practicable. Contractor shall not be responsible for, and Subcontractor shall bear full responsibility and remediation costs relating to Subcontractor Hazardous Materials.

(b)         Hazardous Materials Indemnification by Contractor. Contractor hereby specifically agrees to indemnify, defend and hold Subcontractor and its Sub-subcontractors, and its and their present and future direct or indirect parents, subsidiaries, affiliates, divisions, and their respective directors, officers, employees, shareholders, agents, representatives, successors and assigns harmless from and against any and all losses, liabilities, claims, demands, damages, causes of action, fines, penalties, costs and expenses (including all reasonable consulting, engineering, attorneys’ or other professional fees, whether or not a lawsuit or an administrative enforcement action is brought), that they may incur or suffer by reason of: (i) the existence, uncovering or unveiling, or any release of a Hazardous Material on, to or from the Site (except for Subcontractor Hazardous Materials); (ii) any enforcement or compliance proceeding commenced by or in the name of any Governmental Authority because of an alleged, threatened or actual violation of any Applicable Law by Contractor or because of the presence on the Site of Hazardous Materials (except for Subcontractor Hazardous Materials); and (iii) any action reasonably necessary to abate, remediate or prevent a violation or threatened violation of any Applicable Law by Contractor or any other Person, other than Subcontractor (or Subcontractor’s Sub-subcontractors, Suppliers, agents, or other parties acting on behalf of Subcontractor), in connection with the foregoing.

(c)           Subcontractor Hazardous Materials Indemnification by Subcontractor. Subcontractor hereby specifically agrees to indemnify, defend and hold Contractor, its present and future direct or indirect parents, subsidiaries, affiliates, divisions, and their respective directors, officers, employees, shareholders, agents, representatives, successors and assigns harmless from and against any and all losses, liabilities, claims, demands, damages, causes of action, fines, penalties, costs and expenses (including, but not limited to, all reasonable consulting, engineering, attorneys’ or other professional fees), that they may incur or suffer by reason of: (i) the existence, uncovering or unveiling, or any release of a Subcontractor Hazardous Material on, to or from the Site; (ii) any enforcement or compliance proceeding commenced by or in the name of any Governmental Authority because of an alleged, threatened or actual violation of any Applicable Law by Subcontractor (or its Sub-subcontractors, Suppliers, agents, or other parties acting on behalf of Subcontractor) or because of the presence on the Site of Subcontractor Hazardous Materials; and (iii) any action reasonably necessary to abate, remediate or prevent a violation or threatened violation of any Applicable Law by Subcontractor (or its Sub- subcontractors, Suppliers, agents, or other parties acting on behalf of Subcontractor) in connection with the foregoing.

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2.11         Force Majeure Events.

(a)           Subject to the terms hereof, a Party claiming a Force Majeure Event shall be excused from the performance of its obligations under this Agreement to the extent that such Party cannot, using commercially reasonable efforts, perform such obligations by reason of the occurrence of the Force Majeure Event; provided that the Party claiming a Force Majeure Event exercises reasonable efforts to minimize and mitigate the effects of any delay caused by such Force Majeure Event. Subcontractor shall be entitled to an adjustment to the Contract Price and/or Project Schedule caused by a Force Majeure Event properly notified to Contractor by Subcontractor pursuant to this Section 2.11, pursuant to a Change Order as provided in Section 2.7. However, any Force Majeure Event that prevents performance under this Agreement for more than three hundred sixty-five (365) days shall entitle the Subcontractor or Contractor to terminate this Agreement by written notice to the other Party. Any adjustment of the Contract Price and/or the Project Schedule pursuant to this Section 2.11 shall be documented by a written Change Order to this Agreement.

(b)           A Party claiming a Force Majeure Event shall notify the other Party in writing as soon as practicable, but in any event not later seven (7) Days after the Party becomes aware of either the occurrence or the effect of the Force Majeure Event (it being recognized herein that the occurrence or existence of an event, condition or circumstance constituting a Force Majeure Event may not be known until after the effects thereof are experienced).

2.12         Sub-subcontractors.

(a)                    Subcontractor may subcontract portions of the Work subject only to the restrictions on subcontracting expressly provided in this Agreement. Subcontractor assumes responsibility to Contractor for the proper performance of the Work of Sub-subcontractors and any acts and omissions in connection with such performance. Nothing in the Contract Documents is intended or deemed to create any legal or contractual relationship between Contractor and any Sub-subcontractor, including any third-party beneficiary rights; provided, that Subcontractor shall ensure that all agreements with Sub-subcontractors shall be assignable to Contractor and the Contractor Financing Parties in the event that this Agreement is terminated by Contractor.

(b)         Subcontractor will coordinate the activities of all of Subcontractor’s Sub-subcontractors. If Contractor performs other work on or at the Site with separate contractors under Contractor’s control, Subcontractor agrees to reasonably cooperate and coordinate its activities with those separate contractors so that the System can be completed in an orderly and coordinated manner without unreasonable disruption.

2.13        Security and Background Screening. Subcontractor and its Sub-subcontractors shall comply with the security and background screening requirements and criteria set forth in the Contract Documents and the Project Agreements.

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ARTICLE 3
COMMISSIONING; PERFORMANCE TESTING

3.1            System Commissioning Tests. After the System is functionally complete, Subcontractor shall perform the System Commissioning Tests in accordance with Exhibit I attached to this Agreement, and shall thereafter compile and submit to Contractor a written notice setting forth the raw data and results of the System Commissioning Tests.

3.2           System Performance Tests. Subcontractor may begin System Performance Tests at any time after the successful completion of the System Commissioning Tests, the System components are substantially complete and the System can be operated safely and without voiding the manufacturer’s warranty, including prior to achieving Substantial Completion. Subcontractor shall give Contractor at least seven (7) Days’ written notice of the projected date for the commencement of the System Performance Tests and will afford Contractor and any Contractor Financing Parties’ representatives the opportunity to attend and observe all such tests. In the event Subcontractor fails to provide such notice of the System Performance Tests to Contractor, Contractor shall have the right to require Subcontractor to re-perform the System Performance Tests at Subcontractor’s sole cost. The System Performance Tests shall be performed in accordance with the procedures set forth in Exhibit I attached to this Agreement. Subcontractor shall compile, determine and submit to Contractor (i) the raw data and results of the System Performance Tests, and (ii) (a) flash test data provided by the manufacturer for modules supplied to the Site and/or (b) in the case of Contractor-purchased modules, if such flash test data is supplied to Subcontractor.

ARTICLE 4
COMPLETION AND ACCEPTANCE OF THE WORK

4.1          Notices of Mechanical, Substantial, and Final Completion. If Subcontractor believes it has achieved Mechanical Completion (other than Section 4.3(l)), Substantial Completion (other than Section 4.4(j)) or Final Completion (other than Section 4.5(f)) with respect to any System, Subcontractor shall deliver to Contractor a Mechanical Completion Notice, Substantial Completion Notice or Final Completion Notice, as applicable, stating that Subcontractor believes the System has achieved Mechanical Completion, Substantial Completion or Final Completion, as applicable, and (in cases other than a request that Contractor merely accept/approve such notice) delivering all supporting documentation of achievement, including any required test results not previously accepted by Contractor. Within ten (10) Business Days from receipt of the Mechanical Completion Notice, Substantial Completion Notice or Final Completion Notice, as applicable, Contractor and Subcontractor shall participate in a joint inspection of the Work subject to such Notice and Contractor shall either:

(a) deliver to Subcontractor the Mechanical Completion Notice, Substantial Completion Notice or Final Completion Notice, as applicable, countersigned by a duly authorized officer of Contractor confirming Mechanical Completion, Substantial Completion or Final Completion, as applicable, has been achieved with respect to the applicable System; or

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(b) notify Subcontractor in writing that Mechanical Completion, Substantial Completion or Final Completion, as applicable, has not been achieved with respect to the applicable System, and stating in detail the reasons why Contractor believes so, provided that the failure to meet the condition set forth in Section 4.3(l) (with respect to Mechanical Completion), the failure to meet the condition set forth in Section 4.4(j) (with respect to Substantial Completion), or the failure to meet the condition set forth in Section 4.5(f) (with respect to Final Completion) shall not be a reason for Contractor to reject a Mechanical Completion Notice, a Substantial Completion Notice or a Final Completion Notice, as applicable If Contractor does not respond to a Mechanical Completion Notice or Substantial Completion Notice within such 10 Business-Day period, without limiting any other remedies Subcontractor may have, the Mechanical Completion Deadline and Substantial Completion Deadline shall be extended day-for-day for each day after such 10-Business Day period. The “Mechanical Completion Date” for a System shall be the date that Contractor countersigns the Mechanical Completion Notice for such System pursuant to Section 4.1(a). The Date” for a System shall be the date that Contractor countersigns the Substantial Completion Notice for such System pursuant to Section 4.1(a). The Final Completion Date” for a System shall be the date that Contractor countersigns the Final Completion Notice for such System pursuant to Section 4.1(a). If Contractor timely notifies Subcontractor in writing that Mechanical Completion, Substantial Completion or Final Completion has not been achieved with respect to any System, Subcontractor shall take action to achieve Mechanical Completion, Substantial Completion or Final Completion for such System and shall deliver to Contractor another Mechanical Completion Notice, Substantial Completion Notice or Final Completion Notice, as applicable, and the “Mechanical Completion Date”, “Substantial Completion Date” or “Final Completion Date”, as applicable, for such System shall be the date Contractor delivered such replacement notice for such System; provided that if Contractor was incorrect in determining that Mechanical Completion, Substantial Completion or Final Completion, as applicable, had not been achieved, the “Mechanical Completion Date”, “Substantial Completion Date” or “Final Completion Date”, as applicable, shall be the date of the original applicable notice. This procedure shall be repeated until Contractor confirms or is deemed to have confirmed Mechanical Completion, Substantial Completion or Final Completion, as applicable.

4.2          Punch List. In accordance with Sections 4.3 and 4.4 hereof, when any System is substantially completed, Subcontractor shall provide Contractor with a list of items still outstanding which are necessary to complete such System in accordance with the Specifications (the “Punch List”). For removal of doubt, each item identified on the Punch List shall not, individually or in the aggregate, impede the ability of Contractor to safely operate such System in accordance with Industry Standards, manufacturer’s warranties, or utility requirements. The Punch List shall include a schedule of values assigned to each item on the Punch List and shall also attach or incorporate by reference an agreed list of required documents to be provided to Contractor by Subcontractor prior to Final Completion “Close-out Documents”.). Within five (5) Business Days after receipt of a proposed Punch List, Contractor and Subcontractor shall jointly inspect the applicable System at a mutually agreeable time. Within ten (10) Business Days after such inspection, Contractor shall either (a) approve the Punch List; or (b) request that certain amendments or modifications be made to the Punch List. If Contractor does not request any amendments or modifications to the Punch List provided by Subcontractor within such ten (10)-Business Day Period, Contractor shall be deemed to have accepted, executed and delivered such Punch List and Contractor hereby expressly agrees to be bound therewith (provided, that the items proposed on the Punch List by Subcontractor do not, individually or in the aggregate, impede the ability of Contractor to safely operate such System in accordance with Industry Standards, manufacturer’s warranties, or utility requirements). If Contractor timely requests amendments or modifications to the Punch List, the Parties shall negotiate in good faith and shall promptly (but in any event within ten (10) Business Days) agree on and execute an amended Punch List. The Parties’ agreement on the Punch List shall not affect the Subcontractor Warranty and Subcontractor’s other obligations under this Agreement.

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4.3            Mechanical Completion, with respect to each System shall occur when:

(a)           the System is mechanically, electrically, and structurally constructed in accordance with this Agreement and the Scope of Work, and all Work has been completed other than the Work required for Substantial Completion;

(b)          all inspections, safety and quality checks required under Applicable Law or this Agreement have been performed and the results are satisfactory, and accepted by Contractor, except for such checks as pertain to or cannot be performed without grid connection;

(c)           other than interconnection to the grid, the System is functionally complete, operational and capable of safe delivery of electrical energy to the interconnection point identified in the Contract Documents;

(d)           the System Commissioning Tests shall have been successfully completed in accordance with Section 3.1 – System Commissioning Test and Exhibit I, other than such tests as require completion of the grid connection to perform;

(e)          Subcontractor and Contractor shall have agreed on the Punch List in accordance with Section 4.2, subject to completion of tests required herein ;

(f)           Contractor shall have received conditional lien waivers in the form provided for by applicable law (conditional only on receipt of the payment of the Contract Price due hereunder) from Subcontractor and all material first-tier subcontractors waiving any lien in connection with the Work;

(g)          Subcontractor shall have delivered to Contractor copies of all operation and maintenance manuals with respect to the System;

(h)        Subcontractor shall have delivered to Contractor copies of all manufacturer’s warranties and any required documents required to ensure that all manufacturer’s warranties are in effect and properly assigned as provided in Section 11.5;

(i)           all applicable Contractor and Subcontractor Permits shall have been received (and are in full force and effect), and copies thereof shall have been delivered to Contractor;

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(j)           as of December 31, 2015, both (i) not less than 80% of the total cost to perform and complete the Scope of Work has been incurred and (ii) not less than 80% of the physical construction of the System has been completed as certified by the designated independent party engaged by Contractor to assess the extent of such completion, in each case, in accordance with the Applicable NC Tax Credit Statute and Guidance (this condition, as set forth in this clause (j), the “80% Completion Condition”);

(k)           Subcontractor shall have delivered the Mechanical Completion Notice to Contractor pursuant to Section 4.1; and

(l)           Contractor shall have approved the Mechanical Completion in accordance with Section 4.1.

4.4           Substantial Completion. Substantial Completion shall occur when:

(a)          Mechanical Completion shall have been achieved in accordance to Section 4.3;

(b)         the grid connection for the System is mechanically, electrically and functionally complete and interconnected with the local utility;

(c)          revenue grade meters (as identified in the Scope of Work) furnished by the utility pursuant to the applicable interconnection agreement have been installed and are operational;

(d)          all inspections, safety and quality checks (other than System Commissioning Checks Tests conducted in accordance with Exhibit I attached hereto) required under Applicable Law or this Agreement that required grid connection to be performed have been performed and the results are satisfactory;

(e)          the System Commissioning Tests that require completion of the grid connection shall have been successfully completed in accordance with Section 3.1 and Exhibit I;

(f)             the System Performance Tests have been completed in accordance with Exhibit I attached to this Agreement and demonstrate that the System has either

i.               achieved the Minimum Performance Target but not the Performance Target and Subcontractor has paid to Contractor the Performance Liquidated Damages as provided in Section 5.9(b) and Exhibit B or arrangements for payment thereof satisfactory to Contractor shall have been made, or

ii.              achieved the Performance Target;

(g)             Subcontractor shall have paid to Contractor all delay liquidated damages as provided in Section 5.9(a) or arrangements for payment thereof satisfactory to Contractor shall have been made;

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(h)          Subcontractor and Contractor shall have agreed on amendments to the Punch List in accordance with Section 4.2

(i)           Approval to operate has been given by the local utility;

(j)          Subcontractor shall have delivered the Substantial Completion Notice to Contractor pursuant to Section 4.1; and

4.5           Final Completion. Final Completion shall occur when:

(a)          Substantial Completion shall have been achieved in accordance to Section 4.4;

(b)          The Punch List items have been completed to Contractor’s reasonable satisfaction;

(c)          Subcontractor has provided to Contractor the Close-out Documents, including all final as-built drawings of the System;

(d)         Provided Contractor has paid any amounts subject to any outstanding liens, no liens for any part of the Work shall be outstanding against the System, and Contractor shall have received (i) unconditional lien waivers in the form provided for by applicable law with respect to Work and materials for which payment was previously made hereunder from Subcontractor and all material first-tier Subcontractors and (ii) final conditional lien waivers in the form provided for by applicable law (conditional only on receipt of the final payment due hereunder) from Subcontractor and all material first-tier subcontractors waiving any lien in connection with the Work; to the extent not already paid, all liquidated damages owed by Subcontractor under this Agreement shall have been paid or arrangements for payments thereof satisfactory to Contractor shall have been made

(e)          Subcontractor shall have delivered the Final Completion Notice to Contractor pursuant to Section 4.1; and

(f)         Contractor shall have approved Final Completion in accordance with Section 4.1.

4.6             Punch List. The Punch List created in accordance with Section 4.2, and the Punch List items shall be completed in a mutually agreed time period not to exceed two (2) months after Substantial Completion of the System. If Subcontractor fails to complete the Punch List items on or before the expiration of such two (2) month period (or such longer or shorter period as may be agreed upon by the Parties in writing), Contractor may complete such remaining Punch List items on its own and charge Subcontractor for the duly justified and reasonable costs, not to exceed the costs agreed by the Parties pursuant to Section 4.2.

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ARTICLE 5
CONTRACT PRICE; PAYMENTS

5.1             Contract Price.

(a)                                              Contract Price. The price for each System contemplated to be constructed hereunder is set forth in Exhibit A hereto (each a “System Price”). The aggregate price for all of the Systems (the “Contract Price”) shall be as set forth in Exhibit A per installed DC Watt), subject to adjustments as follows:

(i) As noted on Exhibit A, certain elements of each System Price are based on price per unit and quantity assumptions set forth in Exhibit F hereto and the Contract Price for each such element shall be adjusted ratably for changes in aggregate units pertaining to the Systems actually constructed pursuant to this Agreement;

(ii) Fixed contract price of [Insert Revised Total From Exhibit A].00 Dollars, subject to adjustments as set forth under “Allowance” in Exhibit A, based on the scope of work in Exhibit F.

(iii) The fixed Contract Price may be subject to further adjustment only pursuant to one or more Change Orders in accordance with Section 2.7; and

(iv) The Contract Price is thus guaranteed by Subcontractor to be a lump sum price, subject only to additions and deductions as mentioned in the above. Other than the foregoing adjustments, any other costs which would cause the Contract Price to be exceeded shall be paid by Subcontractor without reimbursement by Contractor.

(b)          Contractor Taxes. The Contract Price excludes any and all Taxes and Property Taxes, other than Subcontractor Taxes, which shall be the sole responsibility of Contractor, and Contractor shall fully indemnify Subcontractor against any and all such Taxes and Property Taxes. Customer shall timely pay all Taxes and Property Taxes due for which it is responsible under Applicable Law, including any Taxes included on invoices provided by Contractor. Subcontractor and Contractor shall cooperate with each other to minimize the tax liability of both Parties to the extent legally permissible.

(c)           Subcontractor Taxes. Contractor shall be solely responsible for any and all Subcontractor Taxes, and Subcontractor shall fully indemnify Contractor against any and all such Subcontractor Taxes. Subcontractor shall timely pay all Subcontractor Taxes assessed against it under Applicable Law in connection with Work under this Agreement and shall make any and all payroll deductions required by Applicable Law.

5.2            Payments of the Contract Price. Subject to the other provisions of this Agreement, payments to Subcontractor for constructing each System shall be paid for progress achieved, pursuant to the Progress Billing method defined above and set forth in Section 5.3 hereof, based on the System Prices set forth in Exhibit A. Notwithstanding any other provision of the contract, however, Contractor shall pay to Subcontractor no later than December 15, 2015 30% of the Contract price, which amounts shall be applied to invoices as rendered.

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5.3          Invoices. On each Billing Date, Subcontractor shall submit an invoice for each System in accordance with Section 5.2 hereof, together with reasonable documentation in support of such invoice demonstrating achievement of the relevant monthly progress criteria set forth on Exhibit A., and signed conditional lien waivers received from Sub-subcontractors and a signed conditional lien waiver from Subcontractor for the Work included in the invoice and signed unconditional lien waivers for the Work included in the invoice submitted for the immediately preceding Monthly Progress Payment and for which payment was received by Subcontractor. Each lien waiver shall be in the form prescribed by applicable law in the State in which the Site is located or, if no such form is prescribed, in a form reasonably satisfactory to Contractor. The invoice for Final Completion shall include a statement as to whether the Contract Price adjustment described in Section 5.10 applies and, if so, a calculation of the amount of such adjustment (including the calculation, if any, required for Change Orders pursuant to the last paragraph of Section 2.7(c)) and statement of Subcontractor’s actual costs incurred through Final Completion compared to the cost estimate through Substantial Completion used to establish the Contract Price. Contractor shall pay each invoice within thirty (30) Days from the receipt by Contractor of such invoice, together with reasonable supporting documentation and the required lien waivers, subject to the dispute provisions of Section 5.4.

5.4            Disputed Invoices. If Contractor reasonably and in good faith disputes any invoice or any portion thereof, Contractor shall give Subcontractor Notice of such dispute within fifteen (15) Business Days after receipt of such invoice, reasonable documentation, and the required lien waivers and shall nevertheless timely pay the undisputed portion of such invoice in accordance with Section 5.3. If Contractor fails to dispute an invoice within such fifteen (15) Business Day period, Contractor shall be deemed to have accepted such invoice in full. Upon receipt by Subcontractor of a timely dispute Notice, the Parties shall meet and attempt to resolve such dispute amicably. Upon resolution of any disputed amount, the agreed- upon amount shall be paid within fifteen (15) Business Days after resolution of the dispute. Contractor shall not be deemed to be in default of this Agreement by reason of withholding payment with respect to any portion of an invoice disputed reasonably and in good faith; provided, that if such dispute is resolved in Subcontractor’s favor, Contractor shall pay interest (as provided in the next sentence) on such unpaid amounts dating back to the original due date set forth in the applicable invoice. Any payment not received on or before the due date for such payment, shall bear interest at the rate of two percent (2%) above the rate per annum quoted in the Wall Street Journal as the prime rate for corporate loans (or the arithmetic mean if there is more than one such rate), or the highest rate allowable by law, whichever is lower, commencing on the first Day after such payment is due and continuing until paid.

5.5              Payment to Sub-subcontractors and Suppliers. Provided and to the extent Contractor has paid amounts due Subcontractor, Subcontractor shall be responsible to keep the Site clear and free from all liens placed on the Site by any Sub-subcontractor or Supplier or Subcontractor with respect to Work paid for by Contractor, and to defend, discharge or bond any such liens as soon as reasonably practicable.

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5.6              Title. Title to all or any portion of the Work (including materials, equipment and other items that are to be incorporated in or become part of the System) shall pass to Contractor upon the earlier of (i) payment for such Work and (ii) incorporation of such Work into the System. Transfer of title to Work shall be without prejudice to Contractor’s right to reject defective Work, or any other right in this Agreement.

5.7              Risk of Loss. From the Effective Date and until the Substantial Completion Date of the System, notwithstanding Section 5.6, Subcontractor assumes risk of loss and full responsibility for the cost of replacing or repairing any damage to the System and all materials, equipment, supplies and maintenance equipment (including temporary materials, equipment and supplies) that are purchased by Subcontractor for permanent installation in or for use during construction of the System or that are purchased by Contractor and approved by Subcontractor for permanent installation in or for use during construction of the System. Contractor shall bear the risk of loss and full responsibility in respect of the System from and after the Substantial Completion Date of the System. Notwithstanding the foregoing:

(a)          Subcontractor shall not be obligated to restore or rebuild any such loss or damage that would have been covered by insurance that Subcontractor is required to maintain pursuant to Section 8.1 unless Contractor has obtained and maintained such insurance and Subcontractor has received reasonable assurances from Contractor that Contractor will prosecute such claim in a commercially reasonable manner and Subcontractor will receive the insurance proceeds, if any, paid under such Contractor-maintained insurance policy;

(b)          Contractor shall bear the risk of loss and full responsibility for the cost of replacing or repairing any damage to the System and all materials, equipment, supplies and maintenance equipment (including temporary materials, equipment and supplies) that are purchased by Subcontractor or Contractor for permanent installation in or for use during construction of the System to the extent caused by the negligent, grossly negligent or willful acts of Contractor or its agents, employees or representatives; and

(c)          The transfer of risk of loss to Contractor from and after the Substantial Completion Date of the System shall not affect the Subcontractor Warranty and Subcontractor’s other obligations under this Agreement.

5.8              Contractor Credit Support. Notwithstanding anything to the contrary herein, Contractor shall provide on the Effective Date and shall maintain until final payment upon Final Completion such credit support with respect to its obligations under this Agreement as may be required under Applicable Law in the State in which the Site is located.

5.9              Liquidated Damages.

(a)         Delay Liquidated Damages. Subcontractor agrees that, if either (i) Mechanical Completion for any of the Systems is not achieved by the Mechanical Completion Deadline for such System, or if the 80% Completion Condition is not achieved for any of the Systems by December 31, 2015then Subcontractor shall pay Contractor the liquidated damages for such delay designated in the Liquidated Damages Schedule in Exhibit B for each day that, with respect to each delayed System, Subcontractor fails to achieve Mechanical Completion after the Mechanical Completion Deadline, subject to the cap set forth on the Liquidated Damages Schedule. If any delay liquidated damages are payable under this Section 5.9(a), then the aggregate amount of such liquidated damages shall become payable upon the date that any amount of the Contract Price becomes payable to Subcontractor upon achievement of Substantial Completion and shall be set-off against such payment due to Subcontractor upon achievement of Substantial Completion. Notwithstanding the above, if delay is caused in achieving Substantial Completion within the stipulated Substantial Completion Deadline for reasons attributed solely to Subcontractor’s acts or omissions, Subcontractor shall be liable to pay Contractor liquidated damages pursuant to Exhibit B in a similar manner as delay in achieving Mechanical Completion within the Mechanical Completion Deadline.

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(b)         System Performance Liquidated Damages. Subcontractor shall cause each System to meet the Acceptable Performance Target (97% or above). If System Performance Tests results in a determination that System Performance of any System, meets the Minimum Performance Target of 94%, but not the Acceptable Performance Target, then Subcontractor may, during a 90-day period after the initial System Performance Test, take any action it deems appropriate to modify the Systems and continue to perform the System Performance Tests until such System meets the Acceptable Performance Target of 97% or above. If the System has achieved the Minimum Performance Target of 94%, but has not achieved the Acceptable Performance Target of 97%, Subcontractor may elect to pay to Contractor the liquidated damages for the shortfall in performance below the Performance Target designated in the Liquidated Damages Schedule in Exhibit B and, so long as the other conditions to Substantial Completion are satisfied, deliver the Substantial Completion Notice as provided in Section 4.3. The amount of such system performance liquidated damages shall become payable upon achievement of Substantial Completion and be set-off against the payment due to Subcontractor upon achievement of Substantial Completion.

(c)           Liquidated Damages Not a Penalty. The Parties agree that Contractor’s actual damages in the event of any such delays or system performance failure would be extremely difficult or impracticable to determine. After negotiation, the Parties have agreed that the damages set forth in the Liquidated Damages Schedule are in the nature of liquidated damages and are a reasonable and appropriate measure of the damages that Contractor would incur as a result of such delays or failure, and do not represent a penalty. Liquidated Damages are Contractor’s sole and complete remedy for Delay Damages and Performance Liquidated Damages.

(d)           Nothing contained in the above shall limit Contractor’s right to indemnification (as set forth in Section 7.1), or reduce the insurance coverage (under Section 8.2) in any manner.

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ARTICLE 6
TERM

6.1              Generally. This Agreement shall commence on the Effective Date and shall continue until the full performance of all obligations hereunder, unless this Agreement is earlier terminated as provided in this Article 6. Contractor shall not be entitled to terminate this Agreement for convenience, but shall be entitled to terminate this Agreement as provided in Section 2.11 or if any of the Project Agreements are terminated (other than as a result of the Contractor’s acts or omissions) and one or more of the System can no longer be implemented at the respective Sites. If Contractor terminates this Agreement as provided in Section 2.11 or, if any Project Agreement is terminated (other than as a result of the Subcontractor’s acts or omissions) and one or more Systems is no longer permitted to be sited at the applicable Site(s) (each a “Site Termination”), Subcontractor shall be entitled (with respect to any System affected by a Site Termination) to payment within ten (10) Business Days after such Site Termination of (i) all amounts due from Contractor for Work provided and materials purchased in connection with such System through the date of such Site Termination (including, for avoidance of doubt, with respect to any Milestone that has not been achieved, for the portion of Work with respect to that Milestone that has been completed), plus (ii) interest on the amount calculated for clause (i) at a rate of the Prime Rate (on the date such payment is due as published in the Wall Street Journal) plus 5%, plus (iii) all documented costs of winding down the System, removing materials and supplies from the Site and terminating Sub-subcontractors and any material purchase orders, plus (iv) a financing fee equal to 1% of the unpaid portion of the Contract Price. Termination or expiration of this Agreement shall not relieve the Parties from their respective obligations that survive in accordance with this Agreement, including, after Substantial Completion, obligations under the Subcontractor Warranty and obligations with respect to indemnification.

6.2              Termination for Cause by Contractor. Contractor shall be entitled to terminate this Agreement by written notice to Subcontractor stating that it is a notice of termination pursuant to this Section 6.2, upon the occurrence of any of the following circumstances:

(a)           Provided Contractor has paid all undisputed amounts due hereunder to Subcontractor, Subcontractor fails to pay any amount owing under this Agreement that remains outstanding for a period of twenty (20) Days or more which is not the subject of a good faith dispute; or

(b)         an Insolvency Event occurs with respect to Subcontractor; or

(c)           Subcontractor materially breaches this Agreement and does not take action to cure such breach within fifteen (15) Business Days after Notice thereof; provided, that if the relevant material breach cannot reasonably be cured within the time period set forth above, such fifteen (15) Business Day period shall be extended as may reasonably be required so long as Subcontractor promptly commences to cure such breach and continues to diligently pursue such cure to completion; provided further, that if any such breach also caused a breach or default by Contractor under the Project Agreements, then no cure period hereunder shall be permitted beyond the applicable cure period provided for in the applicable Project Agreements; or

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(d)          a representation made by Subcontractor in or pursuant to this Agreement is proven to have been false in any material respect as of the date on which it was made and, if such misrepresentation is of a nature that Subcontractor can mitigate in all material respects any adverse consequences of such misrepresentation to Contractor, the System or the Site, such misrepresentation has not so mitigated within sixty (60) Days after written notice from Contractor; or

(e)           Subcontractor fails to maintain the insurance required by Section 8.2 and such failure is not remedied within five (5) Business Days after Notice thereof.

6.3              Contractor’s Rights and Remedies.

(a)            Upon termination of this Agreement for cause by Contractor under Section 6.2:

(i)	Contractor may instruct Subcontractor to immediately discontinue all or any part of the Work, and Subcontractor shall thereupon discontinue the Work or such parts thereof;

(ii)	Contractor shall pay Subcontractor the outstanding portion of the Contract Price due for all Work performed and equipment supplied by Subcontractor up to and including the date of termination;

(iii)	Subcontractor shall deliver to Contractor (i) all drawings, designs, plans and manuals relating to the System, and (ii) all other materials and equipment paid for by Contractor as part of Contract Price;

(iv)	Contractor may continue and complete the Work or any part thereof, by contract or otherwise and, upon Contractor’s written request Subcontractor shall deliver and assign to Contractor, and Contractor may at its discretion assume, any and all subcontracts, supply agreements and purchase orders entered into by Subcontractor in order to undertake the Work; provided that such subcontracts, supply agreements and purchase orders are (i) assignable by their terms; and (ii) necessary to complete the Work;

(v)	Subcontractor shall be liable to Contractor for the difference between the outstanding balance of the Contract Price and Contractor’s actual, reasonable and documented cost to complete the System in accordance with the Contract Documents; and Contractor may exclude Subcontractor from the Site but must provide a reasonable opportunity to remove Subcontractor’s or its Sub- subcontractors’ equipment or other property from the Site, within a period of ten (10) Days from notice of such termination

(b)          If Subcontractor is in default of this Agreement, Contractor may exercise any or all other remedies available at law or at equity, all of which shall be cumulative.

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6.4                                     Termination for Cause by Subcontractor. Subcontractor shall be entitled to terminate this Agreement by written notice to Contractor stating that it is a notice of termination pursuant to this Section 6.4, upon the occurrence of any of the following circumstances:

(a)            Contractor fails to pay any amount of the Contract Price owing under this Agreement that remains outstanding for a period of twenty (20) Days or more which is not the subject of a good faith dispute; or

(b)           an Insolvency Event occurs with respect to Contractor or any person(s) providing credit support referred to in Section 5.8; or

(c)            Contractor materially breaches this Agreement and does not take action to cure such breach within fifteen (15) Business Days after Notice thereof; provided that if the relevant material breach cannot reasonably be cured within the time period set forth above, such fifteen (15) Business Day period shall be extended as may reasonably be required so long as Subcontractor promptly commences to cure such breach and continues to diligently pursue such cure to completion; or

(d)           a representation made by Contractor in or pursuant to this Agreement is proven to have been false in any material respect as of the date on which it was made and, if such misrepresentation is of a nature that Contractor can mitigate in all material respects any adverse consequences of such misrepresentation to Subcontractor, such misrepresentation has not so mitigated within sixty (60) Days after written notice from Subcontractor.

6.5           Subcontractor’s Rights and Remedies.

(a)            If (i) Contractor fails to pay any amount payable to Subcontractor which is not subject to a bona fide dispute after it becomes due and payable to Subcontractor under this Agreement, or (ii) an Insolvency Event occurs with respect to Contractor or any person(s) providing credit support referred to in Section 5.8, then, Subcontractor may, upon ten (10) Days’ written Notice to Contractor, suspend all Work until any such payment is made or such other default is cured.

(b)          Upon termination of this Agreement by Subcontractor under Section 6.4, Subcontractor may recover from Contractor (i) all amounts due from Contractor for Work, including services provided and materials purchased, through the date of termination (including, for avoidance of doubt, with respect to any Milestone that has not been achieved, for the portion of Work with respect to that Milestone that has been completed), (ii) all reasonable, documented costs of winding down the System, removing materials and supplies from the Site and terminating Sub-subcontractors and any material purchase orders, and unwinding any bonding arrangements, and (iii) a 10% markup to the foregoing to cover administration, overhead and profit. The remedies provided in this Section shall be Subcontractor’s sole and exclusive remedies against Contractor with respect to Subcontractor’s termination of this Agreement for cause.

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ARTICLE 7
INDEMNITY

7.1            Indemnification by Subcontractor.

(a)            Subcontractor shall defend, indemnify and hold harmless Contractor, its affiliates, Contractor Financing Parties (if any), and their respective officers, directors, employees and agents (“Contractor Indemnified Parties”) from and against any claims, demands, damages, losses, fees, expenses, liabilities and penalties (including reasonable attorneys’ and expert witnesses’ fees) of any third parties, including employees of Subcontractor Parties, arising out of death, personal injury, or property damage to the extent caused by negligence or willful misconduct of Subcontractor or its Sub-subcontractors or Suppliers or their respective directors, officers, employees, agents or representatives (“Subcontractor Parties”) or by Subcontractor’s breach of its obligations under this Agreement; provided, however, in no event will Subcontractor be responsible for any such third-party claims, demands, damages, losses, fees, expenses, liabilities and penalties (including reasonable attorneys’ and expert witnesses’ fees) to the extent caused by negligent or other wrongful acts or omissions of such Contractor Indemnified Parties; provided, further, that to the extent Contractor recovers such claims, demands, damages, losses, fees, expenses, liabilities and penalties (including reasonable attorneys’ and expert witnesses’ fees) under any insurance policy, Contractor shall reimburse any payment made by Subcontractor under this indemnity up to the amount recovered under any insurance policy.

(b)          To the extent Subcontractor has received payment for the Work, Subcontractor will indemnify, defend and hold harmless Contractor Indemnified Parties from any claims or mechanic’s liens brought or filed in connection with the Work. After receiving notice from Contractor that such a claim or mechanic’s lien has been filed, Subcontractor shall either discharge such claim or lien or provide a bond or other security reasonably satisfactory to the Contractor Indemnified Parties securing the amount owed that gave rise to such lien. If the Subcontractor has not discharged such claims or mechanic’s liens within 30 Days after receiving notice from Contractor, then Contractor may pay such claim or lien and seek reimbursement from Subcontractor for the amount paid to discharge claim or lien, or set-off the amount paid against amounts owed to Contractor hereunder.

7.2           Indemnification by Contractor. Contractor shall defend, indemnify and hold harmless Subcontractor, its officers, directors, employees and agents (“Subcontractor Indemnified Parties”) from and against any third party claims, demands, damages, losses, fees, expenses, liabilities and penalties (including reasonable attorneys’ and expert witnesses’ fees), arising out of or relating to death, personal injury, or property damage claims to the extent caused by negligent or other wrongful acts or omissions of Contractor or its contractors or suppliers (other than the Subcontractor or any other Subcontractor Parties) or by Contractor’s breach of its obligations under this Agreement; provided, however, in no event will Contractor be responsible for any such third-party claims, demands, damages, losses, fees, expenses, liabilities and penalties (including reasonable attorneys’ and expert witnesses’ fees) to the extent caused by negligent or other wrongful acts or omissions of such Subcontractor Indemnified Parties; provided, further, that to the extent Subcontractor recovers such claims, demands, damages, losses, fees, expenses, liabilities and penalties (including reasonable attorneys’ and expert witnesses’ fees) under any insurance policy, Subcontractor shall reimburse any payment made by Contractor under this indemnity up to the amount recovered under any insurance policy.

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7.3           LIMITATION OF LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT OR OTHERWISE FOR INDIRECT, SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOST PROFITS, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, BUSINESS INTERRUPTION, EVEN IF THE PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ADDITION, WHETHER ANY ACTION OR CLAIM IS BASED ON WARRANTY, CONTRACT, AND TORT OR OTHERWISE, UNDER NO CIRCUMSTANCES SHALL SUBCONTRACTOR’S TOTAL LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE CONTRACT PRICE. NOTWITHSTANDING THE FOREGOING, THE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION SHALL NOT APPLY TO (I) SUBCONTRACTOR’S LIABILITY ARISING FROM THE LAST SENTENCE OF SECTION 8.2, (II) ANY OBLIGATION OF A PARTY TO INDEMNIFY THE OTHER PARTY (OR THE CONTRACTOR INDEMNIFIED PARTIES OR THE SUBCONTRACTOR INDEMNIFIED PARTIES, AS APPLICABLE) PURSUANT TO THE INDEMNIFICATION PROVISIONS OF THIS AGREEMENT OR (III) ANY CLAIMS BASED ON ALLEGATIONS OF FRAUD OR WILLFUL MISCONDUCT TO THE EXTENT THE SAME IS DETERMINED PURSUANT TO A FINAL DECISION OF A COURT OF COMPETENT JURISDICTION. THE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION SHALL NOT APPLY TO REDUCE THE PROCEEDS OF INSURANCE OTHERWISE PAYABLE.

ARTICLE 8
INSURANCE

8.1           Contractor’s Insurance. Contractor shall procure and maintain general liability Insurance. Limits of liability will be maintained at $1,000,000 per occurrence/$2,000,000 annual aggregate. Coverage will include Products Completed Operations, Personal/Advertising Injury, and medical expense of $10,000. Contractor shall provide Subcontractor a certificate of insurance evidencing the insurance required in this Section upon request.

8.2           Subcontractor’s Insurance. Subcontractor shall maintain the types and levels of Insurance set forth in this Section 8.2 through the Substantial Completion Date or any greater time period if and to the extent required by Applicable Law. Subcontractor shall provide Contractor a certificate of insurance evidencing the insurance required in this Section 8.2 upon request. All insurance policies shall be underwritten by companies rated in the latest A.M. Best’s Insurance Rating Guide with a rating of at least A- and financial category of at least IX.

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(a)             Commercial General Liability: Limits of liability will be maintained at $1,000,000 per occurrence/$2,000,000 annual aggregate (on a per project basis). Coverage will include Premises/Operations, Products Completed Operations, Contractual Liability, Property Damage, and Personal Injury. Coverage provided is primary and is not in excess to or contributing with any insurance maintained by Customer; and contain a severability of interest clause or cross-liability clause. For three (3) years following the final completion date for the project, Contractor shall maintain products/completed operation insurance applicable solely to its operations under the Contract. The policy deductibles shall not be more than $25,000 per occurrence and any required payment of the deductible shall be the responsibility of the Contractor.

(b)          Excess/Umbrella Liability (follow form): Limits of liability in excess of those required in subsections (a), (d) (employer’s liability only) and (e) will be maintained at least $5,000,000 per occurrence /$5,000,000 annual aggregate and written on an occurrence basis.

(c)           Installation or Builders’ Risk Insurance: Will cover the System and all materials after delivery to the Site for their full replacement cost value on an all risk or special cause of loss form from the Commencement Date through the Substantial Completion Date or any greater time period if and to the extent required by Applicable Law. Insurance shall be in a form and include deductible levels typically found in the insurance market for similar solar projects.

(d)          Workers’ Compensation: Statutory as described by law and employers’ liability at limits of not less than $1,000,000.

(e)          Automobile Liability: Limits will be maintained at $1,000,000 combined single limit per occurrence for bodily injury and property damage. Insurance shall cover owned, non-owned, and hired autos.

(f)          Professional Liability: Limits will be maintained at $1,000,000 per occurrence. Contractor shall maintain this policy for a minimum of two (2) years after Substantial Completion or shall arrange for a two-year extended coverage provision if the policy is not renewed. If Subcontractor fails to secure and maintain the required insurance, Contractor shall have the right (without any obligation to do so, however) to secure the same in the name and for the account of Subcontractor, in which event Subcontractor shall pay the reasonable cost thereof (or Contractor may deduct the same from amounts otherwise due Contractor hereunder) and Subcontractor shall furnish upon demand all information that may be required in connection therewith. Insurance for 8.2.(a), and 8.2.(e) will name Contractor, its parent, associated and affiliate companies and their respective directors, officers, agents, servants, employees and Contractor Financing Parties, [________] as additional insureds, by way of the blanket vendors additional insured endorsement. 8.2 (c) will name Contractor, its parent, associated and affiliate companies and their respective directors, officers, agents, servants, employees and Contractor Financing Parties, [_________]as loss payee. Notice regarding cancellation, termination or material change in coverage or condition will be provided in accordance with the policy terms. Contractor and Contractor’s Financing Parties will be provided with 30 days written notice if any policy listed on the certificate is cancelled prior to the expiration date. Contractor and Subcontractor shall to waive all rights of subrogation against both each Parties and against Contractor Financing Parties, any right of setoff and counterclaim, and any right to deduction due to outstanding premiums. Subcontractor shall cause Sub-subcontractors to carry commercial general liability insurance as described in subsection (a), workers compensation insurance as described in subsection (d), and automobile liability described in subsection (e). If Subcontractor fails to secure and maintain the required insurance and during such time period, a casualty or other otherwise insurable event occurs, Subcontractor shall bear full responsibility for costs associated with repairing or replacing the System as a result of such event.

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Certificates of Insurance to be issued to the following parties;

Subcontractor:	GED
547 W. Charles St. Suite 100
Matthews, North Carolina 28105
Attn: Manager

Contractor:	Panasonic Corporation of North America
acting through its division
Panasonic Enterprise Solutions
Company Two Riverfront Plaza, 12th
Floor
Newark, NJ 07102
Attn: General Counsel

Customer:	Coronal HS, LLC
c/o Coronal Group
LLC
330 N. Brand
Blvd. Suite 1170
Glendale, CA 91203
Attn: General
Counsel

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ARTICLE 9

REPRESENTATIONS AND

WARRANTIES

Except as otherwise indicated below, each Party hereby represents and warrants to the other Party as follows:

9.1            Organization and Qualification. It is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization and has the lawful power to engage in the business it presently conducts and contemplates conducting.

9.2           Power and Authority. It has the power to make and carry out this Agreement and to perform its obligations hereunder and under the Scope of Work and all such actions have been duly authorized by all necessary proceedings on its part.

9.3            No Conflict. The execution, delivery and performance of this Agreement will not conflict with, result in the breach of, constitute a default under or accelerate performance required by any of the terms of its certificate of incorporation, by-laws, certificate of organization or operating agreement, as applicable, or any Applicable Law or any covenant, agreement, understanding, decree or order to which it is a party or by which it or any of its properties or assets is bound or affected.

9.4            Validity and Binding Effect. This Agreement has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general principles of equity.

9.5            Licenses. Subcontractor and Contractor represent and warrant that each is duly licensed as a contractor in the State in which the Site is located, to the extent required under Applicable Law to be so licensed in connection with the Work or any part thereof.

9.6           Subcontractor Patents. Subcontractor represents and warrants to Contractor that Subcontractor owns or has the right to use, or will be able to secure from its Sub-subcontractors or Suppliers the right to use, all intellectual property rights necessary to perform the Work without conflict with the rights of others and to enable Contractor to operate, maintain and repair the System without infringement thereof; and Subcontractor shall defend, indemnify and hold Contractor harmless from any and all claims relating to Contractor’s use of such intellectual property, so long as such use is consistent with the license provided in Section 13.14.

9.7           Site Control. Contractor represents and warrants to Subcontractor that, to the best of Contractor’s knowledge, other than as set forth in the Contract Documents and the Project Agreements, there are no restrictions on use of the Site, or any other property adjacent to or near the Site that would interfere with the performance of Subcontractor’s obligations under this Agreement.

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ARTICLE 10

CONTRACTOR’S
RESPONSIBILITIES

10.1        Access to Site. To the maximum extent permitted under and subject to the requirements of the Project Agreements, on the Commencement Date and for so long as any Work (including any Work related to the Subcontractor Warranty) is to be provided by Subcontractor or its Sub-subcontractors hereunder, Contractor shall enable Subcontractor or any of its Sub- subcontractors or agents to gain commercially reasonable access to the Site for the purpose of performing the Work hereunder. Contractor shall keep the Site free and clear from any Hazardous Materials introduced to the Site by Contractor. In addition to the foregoing, to the maximum extent permitted under and subject to the requirements of the Project Agreements, Contractor shall allow Subcontractor to have access to the Site to: (a) inspect the Site to verify conditions and to construct and install the System on the Site; (b) to access and maintain a data acquisition system (“DAS”) on the System and collect data from such DAS, independent of any DAS owned by Customer; and (c) to perform (or cause to be performed) all tasks necessary or appropriate, as reasonably determined by Subcontractor, to carry out the activities and enjoy the rights set forth in this Agreement. To the maximum extent permitted under and subject to the requirements of the Project Agreements, Contractor shall ensure that Subcontractor has access to and use of lighting, power, and water while performing Work hereunder at no cost to Subcontractor.

10.2          Information Regarding the Site. Contractor shall provide to Subcontractor such documents, information and materials as are in Contractor’s possession or reasonably available to Contractor with respect to the Site, including, to the extent reasonably available to Contractor, surveys describing the property, boundaries, topography and reference points for use during construction, including existing service and utility lines; if all or a portion of the System is to be ground-mounted, the Geotech Report, any zoning or other requirements and encumbrances affecting land use, or necessary to permit the proper design and construction of the System and enable Subcontractor to perform the Work; a legal description of the Site and as-built and record drawings of any existing structures at the Site; and environmental studies, reports and impact statements describing the environmental conditions, including Hazardous Materials, including the Environmental Reports. Subcontractor will be entitled to rely on the accuracy of the information provided by Contractor pursuant to this Section and listed on Schedule 10.2.

10.3           Permits. Contractor shall obtain and maintain any and all Contractor Permits, at its sole cost and expense.

10.4         Compliance with Laws and Agreements. Contractor shall comply with any obligation required at law or in equity or under any Permits, financing documents, or other agreements or understandings to which Contractor or any Contractor Person is a party or under which any of them is bound, to the extent failure to comply with any such obligation would have an adverse effect on the ability of the Contractor or Subcontractor to perform its respective obligations hereunder.

10.5          Cooperation. The Parties shall fully and timely cooperate with each other in the performance of their respective obligations under this Agreement and the Contract Documents, including, (a) timely delivery and review and, where applicable, approval of drawings, specifications, Change Order Requests and other communications requirements and (b) timely provision of all information and consents necessary for Subcontractor to apply for the Subcontractor Permits and fulfill its obligations hereunder and for Contractor to apply for the Contractor Permits and fulfill its obligations hereunder.

10.6         Data Transmission. Contractor shall cause to be installed within the System or within twenty (20) feet of the System a broadband internet connection for data transmission and shall maintain such connection throughout the period when any Contractor Warranty remains in effect.

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ARTICLE 11

SUBCONTRACTOR WARRANTIES

11.1          Warranty of Title. Subcontractor warrants good title, free and clear of all liens and other encumbrances to all equipment and other items furnished by it or any of its Sub- subcontractors or Suppliers that become part of the System; provided that such warranty is (i) conditioned upon Contractor making payments in accordance with the terms of this Agreement, and (ii) excludes liens or other encumbrances created by or through Contractor including those imposed or claimed as a result of acts or omissions of Contractor.

11.2         Defect Warranty. Commencing on the Substantial Completion Date and for a period thereafter that is the greater of (x) two (2) years and (y) such longer period as required by Applicable Law, Subcontractor warrants that the System will (i) be free from defects in materials, construction, fabrication and workmanship; (ii) be new and unused at the time of installation; and (iii) be of good quality and in good condition. For the purposes hereof, “defect” means failure of the System or the applicable component thereof to conform to Specifications therefor set forth in the Contract Documents.

11.3         Design Warranty. Commencing on the Substantial Completion Date and for a period thereafter that is the greater of (x) two (2) years and (y) such longer period as required by Applicable Law, Subcontractor warrants that the design services included as part of the Work furnished by Subcontractor or any Sub-subcontractors hereunder shall conform to the design specifications set forth in the Specifications, subject to amendment/modification pursuant to Change Orders subsequent to the Final Designs.

11.4        Exclusions. The Subcontractor Warranty shall be subject to the following exclusions, and Subcontractor shall not be responsible for:

(a)           any defect or damage or malfunction to the extent caused by (1) the failure to properly operate or maintain the System in accordance with manuals or printed instructions provided with the System or in accordance with Industry Standards, other than any such failure by Subcontractor or any of its affiliates, or any Sub-subcontractors that are performing operating or maintenance services to the System, (2) any repair or replacement using a part or service not listed in the operation and maintenance manual or Contract Documents, or not provided or authorized in writing by Contractor, (3) improper use, vandalism, or theft, or (4) Force Majeure Events;

(b)         normal wear and tear;

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(c)         damage caused by insects, rodents or other animals; or

(d)           any modifications or enhancement to the System, or alterations, repairs or replacements performed by the Contractor or any Contractor’s contractor (other than the Subcontractor, any Subcontractor affiliate, or any of Subcontractor’s Sub-subcontractors) or Customer after the Mechanical Completion made without prior written approval of Subcontractor and not executed in accordance with the manuals or printed instructions provided with the System, Applicable Law or Industry Practices; provided, however, that the foregoing exclusions shall not apply, to the extent caused by any act or omission of Subcontractor, or any failure by Subcontractor to perform, as operator under the O&M Agreement. For avoidance of doubt, the Subcontractor Warranty does not include and Subcontractor is not responsible for defects in those photovoltaic modules or inverters or other components (if any) that have not been supplied by Subcontractor (or, if so specified in the Scope of Work, other components of the System with respect to which the original manufacturer’s warranties are assigned to Customer as provided in Section 11.5 below), and shall exclude any warranty claims to the extent caused by defects in design, materials, construction and workmanship of the photovoltaic modules, inverters and racking of the System (or, if so specified in the Scope of Work, such other components of the System). The warranties provided herein are not a warranty or guarantee of any specific level of output of energy from the System.

11.5       Pass-Through Manufacturers’ Warranties. Subcontractor shall assign to Customer, upon Substantial Completion of the System, all applicable pass-through warranties from Subcontractor’s manufacturers and suppliers, including, if applicable, the manufacturer of the inverters and, if so specified in the Scope of Work, other components of the System with respect to which the original manufacturer’s warranties are assigned to Contractor by Subcontractor. Such manufacturers shall be stated in Contract Documents. Subcontractor will provide Contractor with copies of all such pass-through warranties. In the event that any inverters are provided by Contractor or any entity affiliated with Contractor for use in the System, Subcontractor shall have no obligation to assign the applicable warranty for such inverters.

11.6        Warranty Claim Process; Repair or Replace. Contractor shall provide to Subcontractor written notice of a claim under the Subcontractor Warranty reasonably promptly after discovery of the conditions or circumstances upon which such claim is made, and shall provide to Subcontractor an opportunity to investigate such a claim. Subcontractor shall, at Subcontractor’s own cost and expense, as promptly as practicable and on a reasonably expedited basis while minimizing any impact of the failure on the availability and functionality of the System, repair or replace or re-perform, at its option, the non-conforming or defective part of the System or Work. Subcontractor shall pay the cost of removing any defective component and the cost of re- performing, repairing, replacing or testing such item as shall be necessary to cause conformance with the Subcontractor Warranty. The timing of the work to be completed with respect to any such remediation or repair shall be subject to Contractor’s reasonable approval (but must not prejudice Subcontractor’s ability to repair or replace the defective part or re-perform the defective Work or materially increase the Subcontractor’s costs with respect thereto). Such remediation or repair shall be considered complete when the applicable defect or Work has been corrected by the affected equipment or parts being restored to Specifications. With respect to the Defect Warranty, all repaired or replaced parts shall have an additional warranty equal to the longer of (a) the unexpired term of the warranty period with respect to the Defect Warranty specified in this Section 11 or (b) one (1) year.

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ARTICLE 12
CONFIDENTIALITY AND PUBLICITY

12.1       Confidentiality. The Parties hereby agree that neither Party receiving Confidential Information (the “Receiving Party”) disclosed by the other Party (the “Disclosing Party”) shall use for any purpose, other than the performance of the Work under this Agreement and the use and operation of the System or any part thereof, or divulge, disclose, produce, publish, or permit access to, without the prior written consent of the Disclosing Party, any Confidential Information of the Disclosing Party. “Confidential Information” includes, without limitation, this Agreement and exhibits hereto, all information or materials prepared in connection with the Work performed under this or any related subsequent agreement, designs, drawings, specifications, techniques, models, data, documentation, source code, object code, diagrams, flow charts, research, development, processes, procedures, know how, manufacturing, development or marketing techniques and materials, development or marketing timetables, strategies and development plans, customer, supplier or personnel names and other information related to customers, suppliers or other personnel, pricing policies and financial information, and other information of a similar nature, whether or not reduced to writing or other tangible form, and any other trade secrets. Confidential Information does not include (a) information known to the Receiving Party prior to obtaining the same from the Disclosing Party; (b) information in the public domain at the time of disclosure by the Receiving Party or any time thereafter; or (c) information obtained by the Receiving Party from a third party who to the Receiving Party’s knowledge did not receive same, directly or indirectly, from the Disclosing Party. The Receiving Party shall use the higher of the standard of care that the Receiving Party uses to preserve its own confidential information or a reasonable standard of care to prevent unauthorized use or disclosure of such Confidential Information. Notwithstanding anything herein to the contrary, the Receiving Party has the right to disclose Confidential Information without the prior written consent of the Disclosing Party: (i) as required by any court or other Governmental Authority, or by any stock exchange the shares of any Party are listed on; (ii) as otherwise required by Applicable Law; (iii) as advisable or required in connection with any government or regulatory filings, including filings with any regulating authorities covering the relevant financial markets and applications and other filings under Section 2.6; (iv) to its attorneys, accountants, financial advisors or other agents, in each case bound by confidentiality obligations; (v) to banks, investors and other financing sources (including potential financing sources) and their advisors, in each case bound by confidentiality obligations; or (vi) in connection with an actual or prospective merger or acquisition or similar transaction where the party receiving the Confidential Information is bound by the same or similar confidentiality obligations. If a Receiving Party believes that it will be compelled by a court or other Governmental Authority to disclose Confidential Information of the Disclosing Party, it shall give the Disclosing Party prompt written notice to the extent legally permissible so that the Disclosing Party may determine whether to take steps to oppose such disclosure.

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12.2         Publicity. The Parties shall jointly agree upon the necessity and content of any press release in connection with the matters contemplated by this Agreement. Subcontractor shall coordinate with Contractor with respect to, and provide Contractor advance copies of the text of, any proposed announcement or publication that may include any non-public information concerning the Work prior to the dissemination thereof to the public or to any Person other than Subcontractors, Suppliers or advisors of Subcontractor, in each case, who agree to keep such information confidential.

ARTICLE 13
MISCELLANEOUS

13.1         Notices. All Notices required or permitted under the Contract Documents shall be in writing and shall be deemed given: (a) when delivered in person; (b) the next Business Day after deposit with a commercial overnight delivery service for next Business Day delivery; or (c) upon receipt if sent by United States mail, postage prepaid, registered or certified mail, return receipt requested. All Notices shall be addressed to the recipient party at the address set forth on the first page to this Agreement or other address a party may designate in writing from time to time.

13.2        Independent Contractor. Subcontractor shall at all times be and remain an independent contractor and not an agent of Contractor for any purpose whatsoever and shall have no authority to create or assume any obligation, express or implied, in the name of or on behalf of Contractor or to bind Contractor in any manner whatsoever.

13.3      Authorized Representatives. Each Party shall designate one or more representatives authorized to act on behalf of the designating Party. If a Party designates more than one authorized representative, it shall specify the nature of the communications for which each representative is authorized to act on the designating Party’s behalf.

13.4          Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, represents the entire and integrated agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, representations or agreements, either written or oral. No Amendment, modification or waiver in respect of this Agreement will be effective unless in writing and executed by both Parties.

13.5         Assignment. Neither Party shall assign or delegate its rights or obligations under this Agreement without the prior written consent of the other Party, such consent to be in its sole discretion; provided, however, that either Party may assign this Agreement to an affiliate with the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed (but any such assignment shall not relieve Subcontractor or Contractor of any of its obligations hereunder). In no event shall either Party assign this Agreement without also assigning the O&M Agreement in the same manner and to the same assignee. In determining whether to consent to any assignment, each Party shall be entitled to consider the experience, reputation and creditworthiness of the proposed assignee or other transferee. Subject to the foregoing, this Agreement shall be binding on and shall inure to the benefit of the Parties and their respective successors and assigns. The subcontracting of any part of the Work by Subcontractor shall not be deemed an assignment of this Agreement. In addition, Contractor may, without the consent of Subcontractor, collaterally assign its rights, title and interest under this Agreement to any Contractor Financing Party, who, subject to any consent entered into by Subcontractor with the Contractor Financing Party, may further assign such rights, title and interest under this Agreement upon exercise of foreclosure or similar remedies by the Contractor Financing Party following a default by Contractor under the financing arrangements entered into between Contractor and the Contractor Financing Party. Any Party assigning this Agreement as set forth in this Section 13.5 shall deliver notice of such assignment to the other Party as soon as reasonably practicable. Subcontractor agrees to execute and deliver a reasonable estoppel certificate or consent to collateral assignment of the Agreement requested by any Contractor Financing Party on reasonably acceptable terms.

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13.6          No Waiver. No failure on the part of either Party to exercise or enforce any term hereof or any right hereunder shall operate as a waiver, release or relinquishment of any right or power conferred under this Agreement.

13.7         Survival. Cancellation, expiration, or earlier termination of this Agreement shall not relieve the Parties of obligations that by their nature should survive such cancellation, expiration, or termination (including any representations or warranties).

13.8      Governing Law. The formation, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

13.9         Dispute Resolution.

(a)        Good Faith Negotiations. In the event that any question, dispute, difference or claim arises out of or in connection with this Agreement, including any question regarding its existence, validity, performance or termination (a “Dispute”), which either Party has notified to the other, senior management personnel from both Subcontractor and Contractor shall meet and diligently attempt in good faith to resolve the Dispute for a period of thirty (30) days following one Party’s written request to the other Party for such a meeting. If, however, either Party refuses or fails to so meet, or the Dispute is not resolved by negotiation, the provisions of Section 13.9(b) shall apply.

(b)        Arbitration. If the parties fail to resolve the Dispute in accordance with Section 13.9(a) above, the Parties shall try in good faith to settle the Dispute by mediation. If the mediation is unsuccessful, such dispute shall be resolved by binding arbitration administered by the AAA under its Construction Industry Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. There shall be a single neutral arbitrator selected as follows: within twenty (20) days after the AAA serves the confirmation of notice of filing of the arbitration demand, the Parties shall agree on the appointment of a single neutral arbitrator and so notify the AAA. If the Parties fail to agree on the appointment of a single neutral arbitrator within that time period, and have not otherwise mutually agreed to extend that time period, then the AAA shall make the appointment. The arbitration hearing shall be held in any venue per mutual decision between the parties hereto.

(c)        Venue. The Parties agree that the federal courts of the United States of America or the courts of the State of North Carolina shall have jurisdiction to hear any action to compel arbitration or any other judicial proceedings with respect to this Agreement.

(d)        Continuance of Work. During the pendency of any dispute arising under this Agreement, unless otherwise agreed between the Parties, Subcontractor shall continue to perform the Work and its other obligations in accordance with this Agreement. Contractor shall continue to pay undisputed amounts to Subcontractor.

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13.10       WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING BROUGHT TO ENFORCE OR INTERPRET THIS AGREEMENT. Each Party (i) certifies that no representative of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 13.10.

13.11        Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.12      Ownership of Designs. All drawings, specifications, calculations, data, notes and other materials and documents, including electronic data prepared by or furnished by Subcontractor to Contractor under this Agreement (“Work Product”) are the instruments of service of Subcontractor and Contractor will retain all common law, statutory and other reserved rights, including copyrights and remain the property of Subcontractor. Subcontractor grants a license to Contract, as set forth below in Section 13.14

13.13        Final Drawings. Upon Final Completion and Contractor’s payment in full for all Work performed under this Agreement, Subcontractor shall deliver to Contractor a copy of the final record drawings for the System.

13.14      Contractor’s Limited License upon Payment in Full. Subcontractor hereby grants Contractor, and its successors and assigns, a paid-up, irrevocable, perpetual, royalty-free limited license to use the Work Product in connection with Contractor’s operation, maintenance and repair of the System (assignable to Owner’s successors in interest). The Parties agree that the limited license to use the Work Product granted hereunder will provide Contractor sufficient rights in and to the Work Product as will be necessary for Contractor to operate, maintain and repair the System. The license granted under this Section is only valid for use in relation to the System at the Site and this provision does not permit Contractor to use subcontractor’s intellectual property in relation to any other project or photovoltaic system. No other license in the Work Product is granted pursuant to this Agreement. Subcontractor agrees that Contractor may collaterally assign the license granted to Contractor in this Section 13.14 to Contractor Financing Parties as security for financial accommodations provided to Contractor.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

PANASONIC ENTERPRISE SOLUTIONS
COMPANY, DIVISION OF PANASONIC		GREEN EARTH DEVELOPERS LLC.
CORPORATION OF NORTH AMERICA

By:		By:

Name:	Ruben Dagstanyan	Name:	William Morro

Title:	Vice President	Title:	Manager

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